================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004

                                   ----------

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                   ----------

                                 Date of Report
                 (Date of earliest event reported) June 20, 2003

                           GENERAL MOTORS CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                STATE OF DELAWARE
--------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)

                 1-143                                 38-0572515
  -------------------------------------    ------------------------------------
       (Commission File Number)            (I.R.S. Employer Identification No.)

                             300 Renaissance Center,
                          Detroit, Michigan 48265-3000
                                 (313) 556-5000
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number, including area code, of registrants' principal executive office)

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.         OTHER EVENTS

        In response to the Securities and Exchange Commission's (the "SEC") promulgation of Regulation G and amended Item 10 of Regulation S-K regarding the use of non-GAAP financial measures, General Motors Corporation ("GM") is herewith filing a revised presentation of the Management's Discussion and Analysis associated with the financial statements of its wholly owned subsidiary, Hughes Electronics Corporation ("Hughes"), included in Hughes' Annual Report on Form 10-K for the year ended December 31, 2002 (the "Form 10-K") and Hughes' Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (the "Form 10-Q") as filed with the SEC and as included in GM's equivalent financial statements as Exhibit 99.

        The following revised information was originally provided in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of the Form 10-K:

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  SUMMARY DATA

                                                                                                   YEARS ENDED DECEMBER 31,
                                                                                            -----------------------------------
                                                                                               2002         2001        2000
                                                                                            ---------    ----------   ---------
                                                                                                    (Dollars in Millions)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total revenues ..........................................................................   $ 8,934.9    $  8,264.0   $ 7,287.6
Total operating costs and expenses ......................................................     9,334.0       9,021.8     7,641.7
                                                                                            ---------    ----------   ---------
Operating loss ..........................................................................      (399.1)       (757.8)     (354.1)
Other income (expenses), net ............................................................       113.8        (231.9)     (461.5)
Income tax benefit ......................................................................        94.4         325.6       406.1
Minority interests in net (earnings) losses of subsidiaries .............................       (21.6)         49.9        54.1
                                                                                            ---------    ----------   ---------
Loss from continuing operations before cumulative effect of accounting changes ..........      (212.5)       (614.2)     (355.4)
Income from discontinued operations, net of taxes .......................................          --            --        36.1
Gain on sale of discontinued operations, net of taxes ...................................          --            --     1,132.3
Cumulative effect of accounting changes, net of taxes ...................................      (681.3)         (7.4)         --
                                                                                            ---------    ----------   ---------
Net income (loss) .......................................................................      (893.8)       (621.6)      813.0
Adjustment to exclude the effect of GM purchase accounting ..............................          --           3.3        16.9
Preferred stock dividends ...............................................................       (46.9)        (96.4)      (97.0)
                                                                                            ---------    ----------   ---------
Earnings (Loss) Used for Computation of Available Separate Consolidated Net
 Income (Loss) ..........................................................................   $  (940.7)   $   (714.7)  $   732.9
                                                                                            =========    ==========   =========

                                                                                                              DECEMBER 31,
                                                                                                         ----------------------
                                                                                                            2002         2001
                                                                                                         ----------   ---------
                                                                                                          (Dollars in Millions)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................................................                $  1,128.6   $   700.1
Total current assets.....................................................................                   3,656.4     3,341.1
Total assets.............................................................................                  17,885.1    19,210.1
Total current liabilities................................................................                   3,203.1     4,406.5
Long-term debt...........................................................................                   2,390.0       988.8
Minority interests.......................................................................                     555.3       531.3
Preferred stock..........................................................................                     914.1     1,498.4
Total stockholder's equity...............................................................                   9,977.1    11,071.9

                                                                                                  YEARS ENDED DECEMBER 31,
                                                                                            ----------------------------------
                                                                                               2002         2001        2000
                                                                                            ---------    ----------   ---------
                                                                                                   (Dollars in Millions)
OTHER DATA:
Cash flows from operating activities.....................................................   $ 1,126.1    $    190.3   $ 1,090.7
Cash flows from investing activities.....................................................      (887.2)     (1,741.2)    2,210.8
Cash flows from financing activities.....................................................       189.6         742.9      (849.6)
Depreciation and amortization............................................................     1,067.1       1,147.7       948.1
Capital expenditures.....................................................................     1,298.1       1,743.5     1,716.1

----------

                           SUMMARY DATA -- (concluded)

                              SELECTED SEGMENT DATA

                                                                                                   YEARS ENDED DECEMBER 31,
                                                                                            ------------------------------------
                                                                                               2002         2001        2000
                                                                                            ----------   ----------   ----------
                                                                                                     (Dollars in Millions)
DIRECT-TO-HOME BROADCAST
Total Revenues ..........................................................................   $  7,193.3   $  6,306.4   $  5,238.0
% of Total Revenues .....................................................................         80.5%        76.3%        71.9%
Operating Loss ..........................................................................   $   (505.2)  $   (749.9)  $   (557.9)
EBITDA (1) ..............................................................................        160.8        (74.8)       (24.5)
EBITDA Margin (1) .......................................................................          2.2%         N/A          N/A
Depreciation and Amortization ...........................................................   $    666.0   $    675.1   $    533.4
Segment Assets ..........................................................................      7,957.2      9,484.1      9,278.3
Capital Expenditures ....................................................................        524.1        734.3        913.5
SATELLITE SERVICES
Total Revenues ..........................................................................   $    812.3   $    870.1   $  1,023.6
% of Total Revenues .....................................................................          9.1%        10.5%        14.0%
Operating Profit ........................................................................   $    255.9   $    165.3   $    356.6
Operating Profit Margin .................................................................         31.5%        19.0%        34.8%
EBITDA (1) ..............................................................................   $    591.6   $    580.0   $    694.0
EBITDA Margin (1) .......................................................................         72.8%        66.7%        67.8%
Depreciation and Amortization ...........................................................   $    335.7   $    414.7   $    337.4
Segment Assets ..........................................................................      6,487.7      6,296.8      6,178.4
Capital Expenditures ....................................................................        294.3        338.2        449.5
NETWORK SYSTEMS
Total Revenues ..........................................................................   $  1,169.9   $  1,325.8   $  1,409.8
% of Total Revenues .....................................................................         13.1%        16.0%        19.3%
Operating Loss ..........................................................................   $   (160.7)  $   (171.8)  $    (63.5)
EBITDA (1) ..............................................................................        (87.0)      (111.8)         0.1
Depreciation and Amortization ...........................................................         73.7         60.0         63.6
Segment Assets ..........................................................................      2,526.9      2,339.1      1,789.9
Capital Expenditures ....................................................................        400.4        664.6        369.5
ELIMINATIONS AND OTHER
Total Revenues ..........................................................................   $   (240.6)  $   (238.3)  $   (383.8)
Operating Profit (Loss) .................................................................         10.9         (1.4)       (89.3)
EBITDA (1) ..............................................................................          2.6         (3.5)       (75.6)
Depreciation and Amortization ...........................................................         (8.3)        (2.1)        13.7
Segment Assets ..........................................................................        913.3      1,090.1      2,032.7
Capital Expenditures ....................................................................         79.3          6.4        (16.4)
TOTAL
Total Revenues ..........................................................................   $  8,934.9   $  8,264.0   $  7,287.6
Operating Loss ..........................................................................       (399.1)      (757.8)      (354.1)
Depreciation and Amortization ...........................................................      1,067.1      1,147.7        948.1
Total Assets ............................................................................     17,885.1     19,210.1     19,279.3
Capital Expenditures ....................................................................      1,298.1      1,743.5      1,716.1

----------
(1) EBITDA is defined as operating profit (loss), plus depreciation and amortization. EBITDA Margin is calculated by dividing EBITDA by total revenues. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. Hughes' management uses EBITDA to evaluate the operating performance of its business segments, to allocate resources and capital to its business segments and as a measure of performance for incentive compensation purposes. Hughes believes EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. Multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. Hughes' management believes EBITDA is a common measure used to compare Hughes' operating performance and enterprise value to other communications, entertainment and media service providers. EBITDA does not give effect to cash required to service debt and certain payments related to other long-term liabilities, which include interest payments of $398.0 million, $268.4 million and $312.9 million for the years ended December 31, 2002, 2001 and 2000, respectively. As a result, EBITDA does not reflect funds available for investment in the business of Hughes, dividends or other discretionary uses. EBITDA and EBITDA Margin as presented herein may not be comparable to similarly titled measures reported by other companies. See Note 20 to the consolidated financial statements for additional information and a reconciliation of segment EBITDA to consolidated net income (loss).

MERGER TRANSACTION AND STRATEGIC OPTIONS

        On October 28, 2001, Hughes Electronic Corporation ("Hughes") and General Motors Corporation ("GM"), together with EchoStar Communications Corporation ("EchoStar"), announced the signing of definitive agreements that provided for the split-off of Hughes from GM and the subsequent merger of the Hughes business with EchoStar (the "Merger"). Hughes, GM and EchoStar entered into a termination agreement on December 9, 2002, pursuant to which GM, Hughes and EchoStar agreed to terminate the merger agreement and certain related agreements. Under the terms of the termination agreement, EchoStar paid Hughes $600 million in cash and Hughes retained its 81% ownership position in PanAmSat Corporation ("PanAmSat").

        GM has announced that it is currently evaluating a variety of strategic options for Hughes, including a reduction or elimination of its retained economic interest in Hughes, transactions that would involve strategic investors and public offerings of GM Class H common stock or related securities for cash or in exchange for outstanding GM debt obligations. Any such transaction might involve the separation of Hughes from GM. GM and Hughes have engaged in preliminary discussions with some parties. No other decisions have been made regarding which options or combinations of options, if any, GM will pursue. Due to the numerous uncertainties involved in these matters, there can be no assurance that any transaction or offering will be announced or completed or as to the time at which such a transaction or offering might be completed.

        On February 28, 2003, GM announced plans to contribute approximately 150 million shares of GM Class H common stock to certain of its United States ("U.S.") employee benefit plans. GM expects to make the contribution during the month of March 2003. The contribution would increase the amount of GM Class H common stock held by GM's employee benefit plans to approximately 330 million shares and reduce GM's retained economic interest in Hughes to approximately 20.0% from 30.7%.

USE OF ESTIMATES IN THE PREPARATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments and assumptions that affect amounts reported therein. Management bases its estimates, judgments and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates. The following represent what Hughes believes are the critical accounting policies that may involve a higher degree of estimation, judgment and complexity.

        Valuation of Long-Lived Assets. Hughes evaluates the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

        Valuation of Goodwill and Intangible Assets with Indefinite Lives. Hughes evaluates the carrying value of goodwill and intangible assets with indefinite lives on an annual basis, and when events and circumstances warrant such a review in accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which is described in "Accounting Changes," below. SFAS No. 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill and intangible assets with indefinite lives. Fair value is determined primarily using the estimated future cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

        Financial Instruments and Investments. Hughes maintains investments in equity securities of unaffiliated companies. Marketable equity securities are considered available-for-sale and carried at current fair value based on quoted market prices with unrealized gains or losses (excluding other-than-temporary losses), net of taxes, reported as part of accumulated other comprehensive income (loss) ("OCI"), a separate component of stockholder's equity. Hughes continually reviews its investments to determine whether a decline in fair value below the cost basis is "other-than-temporary." Hughes considers, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and Hughes' intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the cost basis of the security is written-down to fair value and the amount is recognized in the consolidated statements of operations as part of "Other, net" and recorded as a reclassification adjustment from OCI. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover an investment's carrying value, thereby possibly requiring a charge in a future period.

        Reserves for Doubtful Accounts. A significant amount of management estimate is required in determining the amount of reserves required for the potential non-collectibility of accounts receivable. Management estimates the amount of required reserves based upon past experience of collection and consideration of other relevant factors; however, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections.

        Contingent Matters. A significant amount of management estimate is required in determining when, or if, an accrual should be recorded for a contingent matter and the amount of such accrual, if any. Due to the uncertainty of determining the likelihood of a future event occurring and the potential financial statement impact of such an event, it is possible that upon further development or resolution of a contingent matter, a charge could be recorded in a future period that would be material to Hughes' consolidated results of operations and financial position.

BUSINESS OVERVIEW

        The continuing operations of Hughes are comprised of the following segments: Direct-To-Home Broadcast, Satellite Services and Network Systems. The satellite systems manufacturing businesses ("Satellite Businesses"), which Hughes sold to The Boeing Company ("Boeing") on October 6, 2000, are reported as discontinued operations for 2000. This transaction is discussed more fully in "Liquidity and Capital Resources--Acquisitions and Divestitures," below. Hughes' business segments are described in more detail below, including a discussion of significant transactions affecting the comparability of operating results for each of the three years ended December 31, 2002, 2001 and 2000.

Direct-To-Home Broadcast Segment

        The Direct-To-Home Broadcast segment consists primarily of the DIRECTV digital multi-channel entertainment businesses located in the United States and Latin America and DIRECTV Broadband, Inc. ("DIRECTV Broadband"), formerly known as Telocity Delaware, Inc. ("Telocity"), which was acquired in April 2001. Hughes announced, in December of 2002, that DIRECTV Broadband would close its high-speed Internet service business in the first quarter of 2003 and transition its existing customers to alternative service providers. See further discussion of this item in "Liquidity and Capital Resources--Acquisitions and Divestitures," below.

        In December 2002, DIRECTV announced a five-year agreement with The National Football League ("NFL") for the exclusive Direct Broadcast Satellite television rights to the NFL SUNDAY TICKET through 2007 and the exclusive multi-channel television rights through 2005. The agreement with the NFL will allow DIRECTV to distribute expanded programming to its NFL SUNDAY TICKET subscribers, including the NFL CHANNEL on DIRECTV.

        On June 4, 2002, DIRECTV and General Electric Capital Corporation ("GECC") executed an agreement to settle, for $180 million, a claim arising from a contractual arrangement whereby GECC managed a credit program for consumers who purchased DIRECTV(R) programming and related hardware. As a result, in 2002 DIRECTV increased its provision for loss related to this matter by $130 million, of which $56 million was recorded as a charge to "Selling, general and administrative expenses" and $74 million ($27 million in the first quarter of 2002 and $47 million in the second quarter of 2002) was recorded as a charge to "Interest expense." See Item 3. Legal Proceedings under Part I for further information.

        The Direct-To-Home Broadcast segment also includes the operating results of the Latin America DIRECTV businesses, which include DIRECTV Latin America, LLC ("DLA"), Hughes' 74.7% owned subsidiary that provides DIRECTV programming to local operating companies ("LOC's") located in Latin America and the Caribbean basin; the exclusive distributors of DIRECTV located in Mexico, Brazil, Argentina, Colombia, Trinidad and Tobago and Uruguay; and SurFin Ltd. ("SurFin"), a company that provides financing of subscriber receiver equipment to certain DLA LOC's. The non-operating results of the Latin America DIRECTV businesses include Hughes' share of the results of unconsolidated LOC's that are the exclusive distributors of DIRECTV in Venezuela and Puerto Rico and are included in "Other, net." During 2001, Hughes began recording 100.0% of the net losses incurred by DLA and certain other consolidated LOC's due to the accumulation of net losses in excess of the minority investors' investment and Hughes' continued funding of those businesses.

        In May 2001, due to the acquisition of a majority interest of Galaxy Entertainment Argentina S.A. ("GEA"), DLA began to consolidate the results of GEA. Previously, DLA's interest in GEA was accounted for under the equity method. See "Liquidity and Capital Resources--Acquisitions and Divestitures," below, for further discussion of this transaction.

        Also in 2001, DLA secured a contract for the exclusive rights to broadcast and re-sell the FIFA World Cup soccer tournaments, occurring in 2002 and 2006, in Argentina, Chile, Colombia, Mexico, Uruguay and Venezuela. The costs of the live sporting events are recorded in the period the events are broadcast. As a result, the cost of the June 2002 competitions of $135 million was charged to operations in 2002. Because of weak economic conditions in several of its largest markets, DLA was unable to recover the entire cost of the programming, resulting in an $80 million loss on the contract in 2002.

        DLA's 2002 operating results have been adversely affected by the economic and political instability throughout Latin America, as well as the ongoing devaluation of several local currencies. The unfavorable and volatile conditions in certain Latin American countries has made it difficult for DLA to continue to develop its business, generate additional revenues, add new subscribers or achieve profitability. DLA has implemented steps in an attempt to improve its financial results. DLA has, among other steps, (i) renegotiated major supplier contracts, including programming contracts, (ii) reduced general and administrative expenses, (iii) attempted to eliminate all non-critical business activities, (iv) reduced investment in subscriber acquisition costs, as appropriate, in each market, (v) slowed subscriber growth, (vi) implemented local currency price adjustments to increase average monthly revenue per subscriber ("ARPU") to offset devaluation and (vii) minimized capital expenditures. DLA's business could deteriorate if conditions worsen, continue for a sustained period or spread to other Latin American countries. Further, changes in the leadership or in the ruling party in the countries in which DLA operates may affect the economic programs developed under the prior administration, which in turn may adversely affect DLA's business, operations and prospects in these countries.

        In January 2003, DLA announced the commencement of further discussions with certain programmers, suppliers and business associates to address DLA's current financial and operational challenges. The agreements which DLA is seeking to restructure include certain long-term or exclusive programming agreements which have resulted in payment obligations substantially in excess of the current economic value of the programming to DLA. DLA has ceased making payments under certain of these agreements and has received notices of default relating to approximately $32 million claimed to be owed to programmers and a claim that DLA's restructuring had resulted in an acceleration of an obligation to repurchase a 4% equity interest in DLA for $195 million. DLA does not believe that the purchase obligation has been accelerated. All such amounts correspond to agreements that are currently under renegotiation. If DLA does not comply with its obligations under its programming contracts and is unsuccessful in reaching a settlement with the relevant programmers, such programmers could seek to terminate the programming contracts, which would result in a loss of such programming to DLA. If the discussions do not result in a reasonable agreement in the near future, DLA has indicated that it would consider other options, including restructuring the company under Chapter 11 of the U.S. bankruptcy law. If DLA initiates proceedings under Chapter 11 of the U.S. bankruptcy law, it could reject some or all of its long-term programming agreements (as well as other non-essential executory contracts), in which event the programming related to such rejected agreements would no longer be available to DLA. This could result in increased churn or reduced demand for the DLA service, which would be a consideration for DLA in determining which programming contracts to reject in the event of Chapter 11 bankruptcy proceedings. A filing under Chapter 11 of the U.S. bankruptcy law could result in a charge in a future period that could be material to Hughes' consolidated results of operations and financial position.

        The results of operations for DIRECTV Broadband, formerly a provider of digital subscriber line ("DSL") services, have been included in Hughes' financial information since April 4, 2001, the date of its acquisition.

        On December 13, 2002, Hughes announced that DIRECTV Broadband would close its high-speed Internet service business in the first quarter of 2003 and transition its existing customers to alternative service providers. As a result, in December 2002, Hughes notified approximately half of DIRECTV Broadband's 400 employees of a layoff, with a minimum of 60 days notice during which time they were paid, followed by receipt of a severance package. The remaining employees worked with customers during the transition and assisted with the closure of the business, which occurred on February 28, 2003. As a result, Hughes recorded a fourth quarter 2002 charge of $92.8 million related to accruals for employee severance benefits, contract termination payments and write-off of customer premise equipment. This charge was recorded in "Selling, general and administrative expenses" in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss).

        See "Liquidity and Capital Resources--Acquisitions and Divestitures" below, for further discussion of the DIRECTV Broadband transactions described above.

        Also included as part of the non-operating results of the Direct-To-Home Broadcast segment is DIRECTV Japan Management, Inc., DIRECTV Japan, Inc., certain related companies (collectively "DIRECTV Japan") and Hughes affiliates that provided DIRECTV services in Japan. DIRECTV Japan's operations were discontinued and ceased broadcasting on September 30, 2000. See "Liquidity and Capital Resources--Acquisitions and Divestitures," below, for further discussion.

Satellite Services Segment

        The Satellite Services segment represents the results of PanAmSat, Hughes' approximately 81% owned subsidiary. PanAmSat is a leading provider of video, broadcasting and network services via satellite. PanAmSat leases transponder capacity on its satellites, and is the distribution platform for the delivery of entertainment and information to cable television systems, television broadcast affiliates, direct-to-home television operators, ISP's, telecommunications companies and other corporations and governments. PanAmSat provides satellite services to its customers primarily through long-term operating lease contracts for the full or partial use of satellite transponder capacity. From time to time, and in response to customer demand, PanAmSat sells transponders to customers through outright sales and sales-type lease transactions.

        In October 2001, PanAmSat filed a proof of loss under an insurance policy on PAS-7 related to circuit failures, which occurred in September 2001 and resulted in a reduction of 28.9% of the satellite's total power available for communications. During 2002, PanAmSat's insurers settled the claim by payment to PanAmSat of $215.0 million. PanAmSat recorded a net gain of approximately $40.1 million related to this insurance claim in the first quarter of 2002.

Network Systems Segment

        The Network Systems segment represents the results of Hughes Network Systems, Inc. ("HNS"), which is a leading supplier of broadband satellite services and products to both enterprises and consumers through its DIRECWAY(R) services. HNS designs, manufactures and installs advanced networking solutions for businesses worldwide using very small aperture terminals. HNS is a premier broadband products and services company with particular emphasis on providing broadband access. HNS is also a leading supplier of DIRECTV(R) receiving equipment (set-top boxes and antennas).

Other

        During the first quarter of 2003, Hughes and America Online, Inc. ("AOL") agreed to terminate their strategic alliance, which the companies had entered into in June 1999. In connection with the termination of the alliance, Hughes recorded a pre-tax charge of $23 million in the fourth quarter of 2002 to "Selling, general and administrative expenses" and was released from its commitment to spend up to approximately $1 billion in additional sales, marketing, development and promotion efforts in support of certain specified products and services. Under the terms of the agreement, HNS will continue to provide services to current bundled AOL broadband subscribers using the HNS high-speed Internet satellite services as the companies develop a transition plan to an unbundled service.

        During the first quarter of 2002, Hughes recorded a $95 million gain, net of legal costs, as an offset to "Selling, general and administrative expenses" as a result of the favorable resolution of a lawsuit filed against the United

States Government on March 22, 1991. The lawsuit was based upon the National Aeronautics and Space Administration's ("NASA") breach of contract to launch ten satellites on the Space Shuttle. See Item 3. Legal Proceedings under Part I for further information.

        Hughes adopted SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. SFAS No. 142 required that existing and future goodwill and intangible assets with indefinite lives not be amortized, but written-down, as needed, based upon an impairment analysis that must occur at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. All other intangible assets are amortized over their estimated useful lives. As a result, Hughes recognized amortization expense of $249 million for goodwill and intangible assets with indefinite lives for the year ended December 31, 2001 for which there is no comparable amount in 2002. In addition, as a result of adopting SFAS No. 142, Hughes recorded a cumulative effect of accounting change, net of taxes, of $681.3 million ($755.7 million pre-tax) as of January 1, 2002 in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss) primarily related to the write-off of goodwill at DLA and DIRECTV Broadband. See further discussion under "Accounting Changes" below.

        During the second and third quarters of 2001, Hughes announced a nearly 10% reduction of its approximately 7,900 employees, excluding DIRECTV customer service representatives, located in the United States. As a result, 750 employees across all business disciplines were given notification of termination that resulted in an expense of $22.2 million in the second quarter of 2001 and $65.3 million in the third quarter of 2001 for a total charge to "Selling, general and administrative expenses" of $87.5 million. Of that charge, $80.0 million was related to employee severance benefits and $7.5 million was for other costs primarily related to a remaining lease obligation associated with excess office space and employee equipment. The remaining accrual amounted to $14.1 million at December 31, 2002 and related to long-term employee severance benefits.

        In addition to the significant operating gains and losses described above, Hughes has recognized a number of significant non-operating gains and losses during the years ended December 31, 2002, 2001 and 2000. These transactions are more fully described below in "Liquidity and Capital Resources--Acquisitions and Divestitures" and "Liquidity and Capital Resources--Investments in Marketable Securities."

        In October 2001, Hughes reached a settlement with Raytheon Company ("Raytheon") on a purchase price adjustment related to the 1997 spin-off of Hughes' defense electronics business and the subsequent merger of that business with Raytheon. Under the terms of the settlement, Hughes agreed to reimburse Raytheon for a portion of the original $9.5 billion purchase price. Hughes paid $500 million of the settlement amount in October 2001 and the remainder, $134.2 million, was paid during February 2002. In the third quarter of 2001, Hughes recorded a decrease to "Capital stock and additional paid-in capital" of $574.2 million as a result of the settlement.

        At December 31, 2002, Hughes had a cash balance of $1,128.6 million and unused debt capacity of $1,532.9 million, which includes $248.9 million of debt capacity at PanAmSat. Included as part of Hughes' cash balance of $1,128.6 at December 31, 2002 was $784.0 million of cash at PanAmSat, which is generally not available for use by Hughes. Hughes believes it has adequate liquidity to fund cash requirements for its continuing operations in 2003 of about $200 million to $300 million. In addition, in the first quarter of 2003, Hughes completed a series of financing transactions designed to provide sufficient liquidity to fund Hughes' business plan through cash flow breakeven. See further discussion under "Liquidity and Capital Resources--Notes Payable and Credit Facilities" below.

        On June 6, 2000, the GM Board of Directors ("GM Board") declared a three-for-one stock split of the GM Class H common stock. The stock split was in the form of a 200% stock dividend, paid on June 30, 2000 to GM Class H common stockholders of record on June 13, 2000. As a result, the numbers of shares of GM Class H common stock presented for all periods prior to the stock split have been adjusted to reflect the stock split, unless otherwise noted.

Satellite Fleet

        Hughes has a fleet of 28 satellites, seven owned by DIRECTV and 21 owned and operated by PanAmSat. Eight additional satellites are currently under construction, including one for DIRECTV, four for PanAmSat and three for the SPACEWAY(R) platform under development by HNS.

        In the fourth quarter of 2001, DIRECTV successfully launched and commenced service from the DIRECTV 4S high-power spot-beam satellite. In the second quarter of 2002, DIRECTV successfully launched DIRECTV 5, which is currently providing services from the 119 degrees west longitude orbital location previously provided by DIRECTV 6, which is now serving as a backup at that location. The DIRECTV 4S and DIRECTV 5 satellites enabled DIRECTV to increase its capacity to approximately 800 channels, including the capacity to transmit more than 530 local channels.

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

        DIRECTV U.S. currently has one satellite under construction, the DIRECTV 7S satellite, a high-powered spot-beam, which is expected to be launched in the fourth quarter of 2003. DIRECTV 7S will be positioned at 119 degrees west longitude and will provide additional capacity, enabling DIRECTV to further expand its services, including local channel coverage.

        PanAmSat completed a three-year, $2.0 billion, seven-satellite fleet modernization program in 2002. The program added approximately 400 36-megahertz equivalent transponders, bringing the total number of transponders to 913. PanAmSat's satellite fleet was expanded in 2000 with the commencement of service on Galaxy XR, Galaxy XI, Galaxy IVR and PAS-9. Also during 2000, PanAmSat completed the planned retirement of its SBS-4 and SBS-5 satellites. In 2001, PanAmSat commenced service on PAS-1R and PAS-10. In 2002, PanAmSat commenced service on its Galaxy IIIC satellite. Galaxy IIIC supports direct-to-home services for DLA as well as video and broadcast services for other customers.

        PanAmSat is currently constructing and expects to launch up to four satellites by 2006. PanAmSat expects to launch Galaxy XII in the second quarter of 2003 and expects to launch the Galaxy XIII/Horizons-1 satellite in mid-2003. PanAmSat is currently scheduled to launch a third satellite to replace Galaxy V prior to the end of its useful life in 2005. The fourth satellite is scheduled to replace Galaxy 1R prior to the end of its useful life in 2006.

        HNS is currently developing the SPACEWAY platform for DIRECWAY's next generation of services. SPACEWAY will eventually include three satellites, which are currently under construction. SPACEWAY is expected to begin its North American service in 2004.

RESULTS OF OPERATIONS

2002 COMPARED TO 2001

Overall

        Revenues. Revenues increased 8.1% to $8,934.9 million in 2002 compared with $8,264.0 million in 2001. The increase in revenues resulted primarily from $886.9 million of higher revenues in the Direct-To-Home Broadcast segment from the addition of new DIRECTV subscribers in the United States and higher ARPU. The increased revenues from the Direct-To-Home Broadcast segment were partially offset by a decrease in revenues of $155.9 million in the Network Systems segment and $57.8 million at the Satellite Services segment. The decrease in revenues from the Network Systems segment resulted from the substantial completion in late 2001 of two significant customer contracts for the sale of phones and systems for mobile satellite programs. The decrease in revenues from the Satellite Services segment was primarily due to a sales-type lease transaction executed during 2001 for which there was no comparable transaction in 2002.

        Operating Costs and Expenses. Operating costs and expenses increased to $9,334.0 million in 2002 from $9,021.8 million in 2001. Broadcast programming and other costs increased by $851.8 million during 2002 due to higher costs at the Direct-To-Home Broadcast segment resulting from higher programming costs associated with the increase in subscribers and programming rate increases, higher subscriber service expenses and the $135 million cost of the 2002 World Cup, partially offset by decreased costs at the Satellite Services segment associated with a sales-type lease transaction executed during 2001 for which there was no comparable transaction in 2002. Costs of products sold decreased by $81.6 million in 2002 from 2001 due to the decreased equipment sales at the Network Systems segment discussed above, partially offset by increased shipments of DIRECTV receiving equipment. Selling, general and administrative expenses decreased by $377.4 million in 2002 from 2001 due primarily to a $95 million net gain recorded from the NASA claim, a $40.1 million net gain related to the PAS-7 insurance claim, lower expenses resulting from cost saving initiatives, lower third-party customer acquisition costs and an $87.5 million charge, primarily for severance, recorded in 2001. These decreases were partially offset by a $92.8 million charge related to the shutdown of the DIRECTV Broadband business, the $56 million loss recorded for the GECC settlement at DIRECTV U.S. and the $23 million loss recorded in connection with the termination of the AOL alliance. Depreciation and amortization decreased by $80.6 million in 2002 over 2001 due to the discontinuation of amortization expense related to goodwill and intangible assets with indefinite lives in accordance with SFAS No. 142, which amounted to $249.0 million for 2001, partially offset by added depreciation expense related to capital expenditures for property and satellites placed into service since December 31, 2001, the consolidation of GEA in May 2001 and the acquisition of DIRECTV Broadband in April 2001.

        Operating Loss. Hughes' operating loss was $399.1 million in 2002, compared to $757.8 million in 2001. The decreased operating loss resulted from the additional profit resulting from the DIRECTV U.S. revenue growth, lower subscriber acquisition costs, lower amortization expense resulting from the discontinuation of amortization for goodwill and intangible assets with indefinite lives in accordance with SFAS No. 142, the $95 million net gain for the NASA claim, the $87.5 million charge primarily related to severance recorded in 2001 and the $40.1 million net gain related to the PAS-7 insurance claim. These increases were partially offset by higher depreciation expense due to capital expenditures since December 31, 2001, the $92.8 million charge related to the shutdown of DIRECTV Broadband, the $80 million loss from the 2002 World Cup, the $56 million loss recorded for the settlement of the GECC dispute settlement and the $23 million loss recorded in connection with the termination of the AOL alliance.

        Over the past several years, Hughes has incurred operating losses, principally due to the costs of acquiring new subscribers in its Direct-To-Home Broadcast businesses. Hughes expects operating results to improve and, barring significant changes in circumstances, to generate operating profit in the future as DIRECTV U.S.'s large subscriber base begins generating additional operating profit due to continued revenue growth and improved operating leverage. In addition, Hughes does not currently intend to increase the subscriber base aggressively for DLA and the DIRECWAY consumer business in the near term to avoid cash requirements for subscriber acquisition costs.

        Interest Income and Expense. Interest income decreased to $24.5 million in 2002 compared to $56.7 million in 2001 due to a decrease in average cash balances. Interest expense increased to $336.2 million in 2002 from $195.9 million in 2001 primarily from the $74 million of interest recorded in connection with the settlement of the GECC dispute and interest expense associated with higher average outstanding borrowings in 2002. Interest expense is net of capitalized interest of $116.8 million and $76.3 million in 2002 and 2001, respectively. Changes in cash and cash equivalents and debt are discussed in more detail below under "Liquidity and Capital Resources."

        Other, Net. Other, net increased to income of $425.5 million in 2002 compared to a loss of $92.7 million in 2001. Other, net for 2002 resulted primarily from the $600.0 million gain for the settlement on the terminated merger agreement with EchoStar, $136.2 million of net gains from the sale of certain marketable equity securities, including a $158.6 million gain related to the sale of the investment in Thomson multimedia S.A. ("Thomson") and a $24.5 million loss recorded from the sale of the Sky Perfect Communications, Inc. ("Sky Perfect") investment, and the reversal of $41.1 million of accrued exit costs related to the DIRECTV Japan business upon the resolution of all remaining claims. These gains were partially offset by $148.9 million of losses recognized for the other-than-temporary decline in the fair value of marketable equity securities, $52.1 million of charges recorded for the Hughes Tele.com (India) Limited ("HTIL") transactions, and $70.1 million of equity method investee losses. Other, net for 2001 resulted primarily from $226.1 million of losses recognized for the other-than-temporary decline in the fair value of certain marketable equity securities, which included a $212.0 million write-down related to the Sky Perfect investment, and equity method investee losses of $61.3 million, partially offset by $130.6 million of net gains from the sale of certain marketable equity securities, primarily Thomson, and the reversal of $32.0 million of accrued exit costs related to the DIRECTV Japan business. See "Liquidity and Capital Resources--Acquisitions and Divestitures" and "Liquidity and Capital Resources--Investment in Marketable Securities" below for additional information regarding the transactions discussed above.

        Income Taxes. Hughes recognized an income tax benefit of $94.4 million in 2002 compared to $325.6 million in 2001. The lower tax benefit in 2002 was primarily due to lower pre-tax losses and a lower benefit associated with the shutdown of the DIRECTV Broadband business. These decreases were partially offset by the favorable resolution of certain tax contingencies and the discontinuation of amortization of non-deductible goodwill in 2002.

        Loss Before Cumulative Effect of Accounting Changes. Hughes reported a loss from continuing operations before cumulative effect of accounting changes of $212.5 million in 2002, compared to $614.2 million in 2001.

        Cumulative Effect of Accounting Changes. Hughes adopted SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. The adoption of this standard resulted in the discontinuation of amortization of goodwill and intangible assets with indefinite lives. In accordance with the transition provisions of SFAS No. 142, Hughes recorded a one-time after-tax charge of $681.3 million related to the initial impairment test on January 1, 2002 as a cumulative effect of accounting change. See "Accounting Changes" below for additional information.

        Hughes adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," on January 1, 2001. SFAS No. 133 required Hughes to carry all derivative financial instruments on the balance sheet at fair value. In accordance with the transition provisions of SFAS No. 133, Hughes recorded a one-time after-tax charge of $7.4 million on January 1, 2001 as a cumulative effect of accounting change and an after-tax unrealized gain of $0.4 million in "Accumulated other comprehensive income (loss)."

Direct-To-Home Broadcast Segment

        Direct-To-Home Broadcast segment revenues increased 14.1% to $7,193.3 million in 2002 from $6,306.4 million in 2001. The Direct-To-Home Broadcast segment had positive EBITDA of $160.8 million in 2002 compared with negative EBITDA of $74.8 million in 2001. See the "Summary Data" above and Note 20 to the consolidated financial statements for the definition of EBITDA and a reconciliation of segment EBITDA to consolidated net income (loss), respectively. The operating loss for the segment decreased to $505.2 million in 2002 from $749.9 million in 2001.

        United States. Revenues for DIRECTV U.S. grew to $6,445 million in 2002, a 16% increase over 2001 revenues of $5,552 million. The increase in revenues resulted primarily from an increased number of DIRECTV subscribers and an increase in ARPU. As of December 31, 2002, DIRECTV had approximately 11.2 million subscribers compared to about 10.3 million subscribers as of December 31, 2001. Excluding subscribers in the National Rural Telecommunications Cooperative ("NRTC") territories, DIRECTV owned and operated subscribers totaled
9.5 million and 8.4 million at December 31, 2002 and 2001, respectively. DIRECTV added 1.1 million net new owned and operated subscribers in 2002, compared to
1.2 million net new owned and operated subscribers in 2001. ARPU was $59.80 and $58.70 for the years ended December 31, 2002 and 2001, respectively. The increased ARPU was driven primarily from broader local channel offerings, higher revenues from seasonal and live sporting events and other subscriber revenues, such as revenues from an increased number of subscribers with multiple set-top boxes, partially offset by lower subscriber pay-per-view purchases.

        EBITDA was $564 million in 2002 compared to $160 million in 2001. The operating profit in 2002 for the DIRECTV U.S. businesses was $158 million compared to an operating loss of $279 million in 2001. The change in EBITDA was primarily attributable to the additional profit resulting from the higher revenues discussed above, lower total subscriber acquisition costs and a $48 million charge primarily related to severance costs recorded in 2001. These improvements were partially offset by higher subscriber service expenses and the $56 million expense associated with the settlement with GECC. The change in operating loss was due to the increased EBITDA and lower amortization expense of $124 million that resulted from the adoption of SFAS No. 142, which was partially offset by a $91 million increase in depreciation expense related to the addition of property and satellites.

        Latin America. Revenues for the Latin America DIRECTV businesses decreased 6% to $680 million in 2002 from $727 million in 2001. The change in revenues resulted from the devaluation of several foreign currencies, the most significant of which was in Argentina, and lower 2002 subscribers, partially offset by $55 million of revenues generated from the 2002 World Cup. Subscribers declined slightly to about 1.58 million as of December 31, 2002 from about 1.61 million as of December 31, 2001. Due to the economic conditions in Latin America, DLA lost approximately 28,000 net subscribers in 2002, compared to 305,000 net new subscribers additions in 2001. During 2002 and 2001, ARPU for DLA was about $35 and $43 per month, respectively, of which approximately $27 and $34 was generated from monthly programming subscriptions, respectively, with the remainder derived from fees associated with leased equipment. The decrease in ARPU was primarily the result of the devaluation of the Argentinean, Brazilian and Venezuelan currencies against the U.S. dollar.

        EBITDA was a negative $202 million in 2002 compared to negative EDITDA of $132 million in 2001. The change in EBITDA was due to the decreased revenues discussed above, the $80 million loss from the 2002 World Cup and the consolidation of GEA beginning in May of 2001, partially offset by lower operating expenses resulting from cost saving initiatives including a reduction in advertising and promotion costs, and renegotiated programming contracts. The Latin America DIRECTV businesses incurred an operating loss of $415 million in 2002 compared to an operating loss of $331 million in 2001. The increased operating loss resulted from the decline in EBITDA and higher depreciation expense of $44 million resulting from the addition of property, partially offset by a decrease in amortization expense of $30 million resulting from the discontinuation of goodwill amortization expense in accordance with SFAS No. 142.

        DIRECTV Broadband. Revenues increased $45 million to $72 million for 2002 compared to $27 million for 2001. The increased revenues were primarily due to a larger subscriber base in 2002 and a full year of revenues in 2002 compared with 2001, which only includes revenues from the date of DIRECTV Broadband's acquisition in April 2001. DIRECTV Broadband added about 60,600 net new subscribers for 2002 compared to 26,500 net new subscribers added from the date of its acquisition in 2001. As of December 31, 2002, DIRECTV Broadband had about 151,600 residential broadband subscribers in the United States compared with about 91,000 subscribers as of December 31, 2001.

        EBITDA was a negative $201 million for 2002 compared to a negative $106 million for 2001. The operating loss was $248 million for 2002 and $143 million for 2001. The increase in negative EBITDA and operating loss was due to the $92.8 million charge recorded for the costs associated with the shutdown of operations. For further discussion of the DIRECTV Broadband shutdown, see "Liquidity and Capital Resources--Acquisitions and Divestitures" below.

Satellite Services Segment

        Revenues for the Satellite Services segment in 2002 decreased $57.8 million to $812.3 million from $870.1 million in 2001. The decrease was primarily due to a decline in outright sales and sales-type lease revenue that amounted to $19.6 million for 2002 compared to $67.9 million for 2001. Revenues from operating leases of transponders, satellite services and other were 97.6% of total 2002 revenues and decreased to $792.7 million from $802.2 million in 2001. Generally, revenues from outright sales and sales-type lease agreements, equal to the net present value of the future minimum lease payments, are recognized at service commencement. Interest income from sales-type leases is recognized over the lease term. Revenues from operating leases are recognized monthly on a straight-line basis over the lease term.

        EBITDA for 2002 was $591.6 million compared to $580.0 million for 2001. EBITDA margin for 2002 was 72.8% compared to 66.7% for 2001. The higher EBITDA and EBITDA margin was principally due to increased operating efficiencies that resulted from cost saving initiatives, a $40.1 million net gain related to the settlement of the PAS-7 insurance claim and a $7.0 million severance charge in the third quarter of 2001. These gains were partially offset by the decline in revenues from outright sales and sales type lease transactions discussed above, an $18.7 million charge for the write-off of receivables due to the conversion of several sales-type leases to operating leases by a PanAmSat customer and a $13.7 million provision for idle facilities and severance costs in 2002. Operating profit was $255.9 million for 2002, compared to $165.3 million in 2001. The increase in operating profit resulted from the increase in EBITDA and lower amortization expense of $65 million for 2002 due to the discontinuation of goodwill amortization in accordance with SFAS No. 142.

        Backlog for the Satellite Services segment, which consists primarily of operating leases on satellite transponders, was about $5.55 billion as of December 31, 2002 compared to about $5.84 billion as of December 31, 2001.

Network Systems Segment

        Revenues for the Network Systems segment decreased by 11.8% to $1,169.9 million in 2002 from $1,325.8 million for 2001. The lower revenues resulted primarily from the substantial completion in late 2001 of two significant customer contracts for the sale of phones and systems for mobile satellite programs, partially offset by increased sales of DIRECTV receiving equipment, which totaled about 2.6 million units in 2002 compared to about 2.0 million units in 2001.

        The Network Systems segment reported negative EBITDA of $87.0 million for 2002 compared to negative EBITDA of $111.8 million for 2001. The Network Systems segment had an operating loss of $160.7 million in 2002 compared to an operating loss of $171.8 million in 2001. The change in EBITDA and operating loss resulted from higher operating margins from increased sales of DIRECTV receiving equipment, a $24.5 million gain resulting from the recovery of receivables written-off in 1999 and lower general and administrative costs, partially offset by a provision for inventory and receivables and a $10.3 million charge related to severance benefits in 2002.

Eliminations and Other

        The elimination of revenues increased to $240.6 million in 2002 from $238.3 million in 2001.

        Operating profit from "Eliminations and Other" improved to $10.9 million in 2002 from an operating loss of $1.4 million in 2001. The increase in operating profit resulted primarily from the $95 million net gain recorded from the NASA claim and a 2001 severance charge of $23 million, partially offset by the $23 million loss recorded in connection with the termination of the AOL alliance, higher corporate expenditures related to costs associated with the terminated EchoStar Merger and employee benefit costs.

2001 COMPARED TO 2000

Overall

        Revenues. Revenues increased 13.4% to $8,264.0 million in 2001 compared with $7,287.6 million in 2000. The increase in revenues resulted primarily from $1,068.4 million of higher revenues at the Direct-To-Home Broadcast segment over 2000. This increase was due primarily to the addition of about 1.5 million net new DIRECTV subscribers in the United States and Latin America since December 31, 2000 and the added revenues from the consolidation of GEA beginning in May 2001. The increased revenues from the Direct-To-Home Broadcast segment were partially offset by a decrease in revenues of $153.5 million at the Satellite Services segment and $84.0 million at the Network Systems segment. The decrease in revenues from the Satellite Services segment was principally due to a lower volume of new outright sales and sales-type lease transactions executed during 2001 compared to 2000. The decrease in revenues from the Network Systems segment was principally due to decreased shipments of DIRECTV(TM) receiving equipment that resulted from DIRECTV completing the conversion of the PRIMESTAR By DIRECTV customers to the DIRECTV service in the third quarter of 2000.

        Operating Costs and Expenses. Operating costs and expenses increased to $9,021.8 million in 2001 from $7,641.7 million in 2000. Broadcast programming and other costs increased by $517.8 million during 2001 due to higher costs at the Direct-To-Home Broadcast segment, resulting from higher programming costs associated with the increase in subscribers and added costs from DIRECTV Broadband. This increase was partially offset by decreased costs at the Satellite Services segment associated with the lower new outright sales and sales-type lease transaction activity in 2001. Costs of products sold increased by $85.1 million in 2001 from 2000 mainly due to higher costs associated with a mobile telephony contract and increased costs associated with the DIRECWAY service at the Network Systems segment. Selling, general and administrative expenses increased by $577.6 million in 2001 from 2000 due primarily to higher subscriber acquisition and marketing costs at the Direct-To-Home Broadcast segment in both the United States and Latin America, added costs from DIRECTV Broadband, and the $87.5 million charge related to the 2001 company-wide employee reductions. Depreciation and amortization increased by $199.6 million in 2001 over 2000 due primarily to the addition of property and satellites since December 31, 2000, a reduction in the useful life of the Galaxy VIII-i satellite due to the failure of its primary propulsion system during the third quarter of 2000, and added goodwill amortization and depreciation that resulted from the DIRECTV Broadband and GEA transactions.

        Operating Loss. Hughes' operating loss was $757.8 million in 2001, compared to $354.1 million in 2000. The increased operating loss resulted from decreased new outright sales and sales-type lease transactions executed during 2001 compared to 2000 and higher direct operating and selling, general and administrative expenses at the Satellite Services segment; increased costs associated with the rollout of new DIRECWAY(R) services and decreased shipments of DIRECTV receiving equipment at the Network Systems segment; a larger operating loss at the Direct-To-Home Broadcast segment resulting primarily from the operating loss at DIRECTV Broadband which was acquired on April 3, 2001; the company-wide $87.5 million charge primarily related to severance; and the higher depreciation and amortization expense discussed above.

        Interest Income and Expense. Interest income increased to $56.7 million in 2001 compared to $49.3 million in 2000 due to an increase in cash and cash equivalents that resulted from the sale of the Satellite Businesses in October of 2000. Interest expense decreased to $195.9 million in 2001 from $218.2 million in 2000. The lower interest expense resulted primarily from lower average outstanding borrowings. Interest expense is net of capitalized interest of $76.3 million and $82.4 million in 2001 and 2000, respectively. Changes in cash and cash equivalents and debt are discussed in more detail below under "Liquidity and Capital Resources."

        Other, Net. Other, net decreased to a loss of $92.7 million in 2001 from a loss of $292.6 million in 2000. Other, net for 2001 resulted primarily from equity method investee losses of $61.3 million, a write-down of $212.0 million related to the Sky Perfect investment, partially offset by $130.6 million of net gains from the sale of certain marketable equity securities and the reversal of $32.0 million of accrued exit costs related to the DIRECTV Japan business. Including the write-down of the Sky Perfect investment, Hughes recognized $226.1 million of write-downs related to other-than-temporary declines in the fair value of marketable equity securities in 2001. The loss in 2000 included $164.2 million of equity method investee losses and $128.4 million of costs related to the exit of the DIRECTV Japan business. The change in equity method investee losses in 2001 compared to 2000 resulted from lower losses at DIRECTV Japan due to the shutdown of the business at September 30, 2000. See "Liquidity and Capital Resources--Acquisitions and Divestitures" and "Liquidity and Capital Resources--Investments in Marketable Securities" below for additional information regarding the transaction discussed above.

        Income Taxes. Hughes recognized an income tax benefit of $325.6 million in 2001 compared to $406.1 million in 2000. The lower tax benefit in 2001 was primarily due to an additional tax benefit in 2000 associated with the write-off of Hughes' historical investment in DIRECTV Japan as well as the effect of favorable tax settlements recorded in 2000. The 2000 tax benefits were partially offset by higher pre-tax losses in 2001 compared to 2000 and a 2001 tax benefit resulting from the write-off of an investment in Motient Corporation ("Motient").

        Loss from Continuing Operations. Hughes reported a loss from continuing operations before cumulative effect of accounting change of $614.2 million in 2001, compared to $355.4 million in 2000.

        Cumulative Effect of Accounting Change. Hughes adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," on January 1, 2001. SFAS No. 133 requires Hughes to carry all derivative financial instruments on the balance sheet at fair value. In accordance with the transition provisions of SFAS No. 133, Hughes recorded a one-time after-tax charge of $7.4 million on January 1, 2001 as a cumulative effect of accounting change and an after-tax unrealized gain of $0.4 million in "Accumulated other comprehensive income
(loss)."

Direct-To-Home Broadcast Segment

        Direct-To-Home Broadcast segment revenues increased 20.4% to $6,306.4 million in 2001 from $5,238.0 million in 2000. The Direct-To-Home Broadcast segment had negative EBITDA of $74.8 million in 2001 compared with negative EBITDA of $24.5 million in 2000. The operating loss for the segment increased to $749.9 million in 2001 from $557.9 million in 2000.

        United States. The DIRECTV U.S. businesses were the biggest contributors to the segment's revenue growth with revenues of $5,552 million in 2001, an 18% increase over 2000 revenues of $4,694 million. The large increase in revenues resulted primarily from an increased number of DIRECTV subscribers since December 31, 2000 and higher revenues from local channel offerings, pay-per-view movies, sporting events and other subscriber revenues, such as revenues from an increased number of subscribers with multiple set-top boxes. The DIRECTV U.S. businesses added 1.2 million net new subscribers in 2001, compared to 1.8 million net new subscribers in 2000. In addition, during the third quarter of 2001, DIRECTV made a one-time downward adjustment of approximately 143,000 subscribers. This adjustment primarily corrected errors that had accumulated over the preceding 18 months related to subscribers who disconnected service prior to June 30, 2001 but were counted as active subscribers in DIRECTV's database. As of December 31, 2001, DIRECTV had about 10.3 million subscribers compared to about 9.1 million subscribers at December 31, 2000. ARPU for DIRECTV U.S. was $58.70 and $57.70 in 2001 and 2000, respectively.

        EBITDA was $160 million in 2001 compared to $151 million in 2000. The operating loss in 2001 for the DIRECTV U.S. businesses was $279 million compared to $244 million in 2000. The change in EBITDA resulted from increased profit on the higher revenues discussed above and the improvement in subscriber service expenses and broadcast operations expenses due mostly to the exit of the PRIMESTAR business in September 2000, which more than offset higher subscriber acquisition costs and operating costs and a $48 million charge related to 2001 employee reductions. The higher operating loss was principally due to increased depreciation primarily associated with customer leased DIRECTV receiving equipment.

        Latin America. Revenues for the Latin America DIRECTV businesses increased 34% to $727 million in 2001 from $541 million in 2000. The increase in revenues was primarily due to continued subscriber growth as well as the consolidation of GEA. Subscribers grew to 1.6 million at December 31, 2001 compared to 1.3 million in 2000. Latin America DIRECTV added 305,000 net new subscribers in 2001, compared to 501,000 net new subscribers added in 2000. During 2001 and 2000, the average revenue per subscriber for the Latin American businesses was about $43 and $45 per month, respectively, of which approximately $34 and $36 was generated from monthly programming subscriptions, respectively, with the remainder derived from fees associated with leased equipment.

        EBITDA was a negative $132 million in 2001 compared to negative EDITDA of $171 million in 2000. The change in EBITDA resulted primarily from the increased revenues discussed above, partially offset by a $29 million charge for the recent devaluation of the Argentinean peso, higher marketing costs and a $10 million charge related to 2001 employee reductions. The Latin America DIRECTV businesses incurred an operating loss of $331 million in 2001 compared to an operating loss of $309 million in 2000. The increased operating loss resulted from higher depreciation expense due to an increase in customer leased DIRECTV receiving equipment and amortization of goodwill that resulted primarily from the GEA transaction.

        DIRECTV Broadband. Revenues and EBITDA for DIRECTV Broadband were $27 million and negative $106 million for 2001, respectively. DIRECTV Broadband incurred an operating loss of $143 million for 2001. Since its April 3, 2001 acquisition, DIRECTV Broadband has added about 26,500 net subscribers. Net subscriber additions were negatively impacted by customer churn that resulted from the bankruptcy of two wholesale providers of DSL services. At December 31, 2001, DIRECTV Broadband had more than 91,000 residential broadband subscribers in the United States.

Satellite Services Segment

        Revenues for the Satellite Services segment in 2001 decreased $153.5 million to $870.1 million from $1,023.6 million in 2000. The decrease was primarily due to a decline in new outright sales and sales-type lease transactions.

Revenues associated with outright sales and sales-type leases of transponders were $67.9 million in 2001 compared to $243.3 million for 2000. Revenues from operating leases of transponders, satellite services and other were 92.2% of total 2001 revenues and increased by 2.8% to $802.2 million from $780.3 million in 2000.

        EBITDA for 2001 was $580.0 million compared to $694.0 million for 2000. The decrease in EBITDA was due to the decreased revenues discussed above, higher direct operating and selling, general and administrative expenses to support the continued satellite fleet expansion, costs associated with new service initiatives, and a $7.0 million severance charge in the third quarter of 2001. EBITDA margin for 2001 was 66.7% compared to 67.8% for 2000. The decrease in EBITDA margin was due to the lower sales and higher operating costs. Operating profit was $165.3 million for 2001, compared to $356.6 million for 2000. The decrease in operating profit resulted from the decrease in EBITDA and higher depreciation expense related to additional satellites placed into service since December 31, 2000, and increased depreciation expense that resulted from a reduction in the useful life of the Galaxy VIII-i satellite due to the failure of its primary propulsion system during the third quarter of 2000.

        Backlog for the Satellite Services segment, which consists primarily of operating leases on satellite transponders, was about $5.84 billion as of December 31, 2001 compared to about $6.0 billion as of December 31, 2000.

Network Systems Segment

        Revenues for the Network Systems segment decreased by 6.0% to $1,325.8 million in 2001 from $1,409.8 million in 2000. The lower revenues resulted primarily from decreased shipments of DIRECTV receiver equipment, which totaled about 2.0 million units in 2001 compared to about 3.0 million units in 2000, due primarily to DIRECTV completing the conversion of PRIMESTAR By DIRECTV customers to the DIRECTV service in the third quarter of 2000.

        The Network Systems segment reported negative EBITDA of $111.8 million for 2001 compared to EBITDA of $0.1 million for 2000. The Network Systems segment had an operating loss of $171.8 million for 2001 compared to an operating loss of $63.5 million for 2000. The change in EBITDA and operating loss resulted from increased costs associated with the rollout of new DIRECWAY services, including AOL Plus Powered by DIRECWAY and the decreased revenues discussed above.

Eliminations and Other

        The elimination of revenues decreased to $238.3 million in 2001 from $383.8 million in 2000 due primarily to the decline in intercompany purchases of DIRECTV receiving equipment and lower manufacturing subsidies paid by DIRECTV to HNS. Intercompany transactions include sales of receiving equipment from HNS to DIRECTV, and PanAmSat transponder leases to HNS and DLA.

        Operating losses from "Eliminations and Other" improved to a loss of $1.4 million in 2001 from a loss of $89.3 million in 2000 due primarily to decreased corporate expenditures for employee benefits and lower margins on intercompany sales.

LIQUIDITY AND CAPITAL RESOURCES

        In 2002, Hughes had sources of cash of $2,141.7 million, resulting primarily from additional net borrowings of $470.5 million, proceeds from the sale of investments of $322.4 million, insurance proceeds of $215.0 million and cash provided by operations of $1,126.1 million. Cash provided by operations included cash receipts of $600.0 million from the settlement payment related to the terminated merger agreement with EchoStar and a cash payment by Hughes of $180.0 million related to the GECC settlement. These sources of cash were offset by cash used during 2002 of about $1,713.2 million, primarily for expenditures for satellites and property of $1,298.1 million, the final settlement payment to Raytheon of $134.2 million, the $99.8 million purchase of short-term investments, preferred stock dividends paid to GM of $68.7 million and debt issuance costs of $85.4 million.

        As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) at December 31, 2002 and 2001 was 1.14 and 0.76, respectively. Working capital increased by $1,518.7 million to working capital of $453.3 million at December 31, 2002 from a working capital deficit of $1,065.4 million at December 31, 2001. The change was principally due to the repayment of current debt obligations and an increase in cash balances, both of which were funded by the proceeds received from long-term borrowings that resulted from the refinancing transactions described in more detail below, the cash receipts of $600 million from the settlement payment related to the terminated merger agreement with EchoStar and proceeds from the sale of investments.

        Hughes expects to have cash requirements for its continuing operations in 2003 of about $200 million to $300 million. This cash will be used primarily for capital expenditures for satellites and property, interest expense and investments in affiliated companies, including the Latin America DIRECTV businesses. The above cash requirements do not include non-operational cash requirements such as costs related to the shutdown of the DIRECTV Broadband business and a potential purchase price adjustment payment to Boeing. For further discussion of the Boeing purchase price adjustment, see "Commitments and Contingencies" below. Hughes' cash requirements are expected to be funded from a combination of existing cash balances, cash provided from operations, amounts available under credit facilities, and additional borrowings or refinancings, as needed. In the first quarter of 2003, Hughes completed a series of financing transactions designed to provide sufficient liquidity to fund Hughes' business plan through cash flow breakeven. See "Notes Payable and Credit Facilities" below for additional information.

        Hughes' and its subsidiaries' ability to borrow under the credit facilities is contingent upon meeting financial and other covenants. The agreements also include certain operational restrictions. These covenants limit Hughes' and its subsidiaries' ability to, among other things: incur or guarantee additional indebtedness; make restricted payments, including dividends; create or permit to exist certain liens; enter into business combinations and asset sale transactions; make investments; enter into transactions with affiliates; and enter into new businesses. In addition, the terms of the PanAmSat debt and credit facilities restrict PanAmSat from transferring funds to Hughes in the form of cash dividends, loans or advances. At December 31, 2002, Hughes and its subsidiaries were in compliance with all such covenants.

        Common Stock Dividend Policy. Dividends may be paid on the GM Class H common stock only when, as, and if declared by GM's Board in its sole discretion.

        The GM Board has not paid, and does not currently intend to pay in the foreseeable future, cash dividends on its Class H common stock. Similarly, Hughes has not paid dividends on its common stock to GM. Future Hughes earnings, if any, are expected to be retained for the development of the businesses of Hughes.

        Cash and Cash Equivalents. Cash and cash equivalents were $1,128.6 million at December 31, 2002 compared to $700.1 million at December 31, 2001. Included within cash and cash equivalents at December 31, 2002 was $784.0 million of cash and cash equivalents at PanAmSat, which are available to PanAmSat but are generally not available for use by Hughes in its other businesses.

        Cash provided by operating activities was $1,126.1 million in 2002 compared to $190.3 million in 2001 and $1,090.7 million in 2000. The change in 2002 compared to 2001 resulted from the settlement payment related to the terminated merger agreement with EchoStar and $452.6 million of lower cash requirements for the change in operating assets and liabilities. The change in 2001 compared to 2000 resulted from $506.9 million of higher cash requirements for the change in operating assets and liabilities and $393.5 million of lower income from continuing operations excluding non-cash adjustments, such as deferred income taxes and other, depreciation and amortization, net gain from sale of investments and net loss on write-down of investments.

        Cash provided by (used in) investing activities was $(887.2) million in 2002 compared to $(1,741.2) million in 2001 and $2,210.8 million in 2000. The change from 2002 to 2001 was primarily from reduced expenditures for satellites and property, reduced investments in companies, increased proceeds from the sale of investments and insurance claims, partially offset by a $99.8 million purchase of short-term investments by PanAmSat in 2002. The change from 2001 to 2000 was primarily from decreased proceeds from the sale of investments, which in 2000 included the proceeds from the sale of the Satellite Businesses to Boeing, and an increase in satellites and investment in companies in 2001, offset by lower expenditures for property and higher proceeds from insurance claims in 2001.

        Cash provided by (used in) financing activities was $189.6 million in 2002 compared to $742.9 million in 2001 and $(849.6) million in 2000. Financing activities in 2002 includes net borrowings of $470.5 million, partially offset by the $134.2 million final payment of the Raytheon settlement, the payment of preferred stock dividends to GM and debt issuance costs of $85.4 million. Financing activities in 2001 includes an increase in borrowings of $1,314.8 million, partially offset by the $500 million partial payment of the Raytheon settlement and the payment of preferred stock dividends to GM. Financing activities in 2000 reflect the repayment of debt and payment of preferred stock dividends to GM.

        Cash used in discontinued operations was $1.2 billion in 2000, which was primarily due to $1.1 billion of taxes associated with the sale of the Satellite Businesses.

        Property and Satellites. Property, net of accumulated depreciation, decreased $180.4 million to $2,017.4 million in 2002 from $2,197.8 million in 2001. The decrease in property resulted primarily from depreciation partially offset by capital expenditures of $566.4 million. The decrease in capital expenditures for property of $233.0 million in 2002 compared to 2001 was primarily due to a decrease in the purchase of DIRECTV receiving equipment in Latin America due to the economic environment and reduction in subscribers as well as decreased capital expenditures for property at PanAmSat. Satellites, net of accumulated depreciation, increased $116.0 million to $4,922.6 million in 2002 from $4,806.6 million in 2001. The increase in satellites resulted primarily from capital expenditures of $731.7 million for the construction of satellites, offset by depreciation of $375.7 million and the write-off of PAS-7 during the first quarter of 2002. The decrease in capital expenditures for satellites of $212.4 million in 2002 compared to 2001 was primarily due to decreased spending on SPACEWAY as the platform nears completion and DIRECTV 4S, which was launched in the fourth quarter of 2001. Total capital expenditures decreased to $1,298.1 million in 2002 from $1,743.5 million in 2001.

        Notes Payable and Credit Facilities. Notes Payable. In February 2002, PanAmSat completed an $800 million private placement notes offering. Such notes were exchanged for registered notes in November 2002. These unsecured notes bear interest at an annual rate of 8.5%, payable semi-annually and mature in 2012.

        In January 2002, PanAmSat repaid in full the $46.5 million outstanding balance of variable rate notes assumed in 1999 in connection with the early buy-out of a satellite sale-leaseback.

        PanAmSat issued five, seven, ten and thirty-year fixed rate notes totaling $750.0 million in January 1998. The $200 million five-year notes were repaid in January 2003. The outstanding principal balances and interest rates for the seven, ten and thirty-year notes as of December 31, 2002 were $275 million at 6.125%, $150 million at 6.375% and $125 million at 6.875%, respectively. Principal on the notes is payable at maturity, while interest is payable semi-annually. In connection with a new secured bank facility entered into by PanAmSat in February 2002, described below, these notes were ratably secured by certain of the operating assets of PanAmSat that were pledged in connection with the secured bank facility.

        Credit Facilities. In February 2002, Hughes amended and increased its existing $750.0 million multi-year credit facility (the "Amended Credit Agreement"). The Amended Credit Agreement provided availability of $1,235.2 million in revolving borrowings. The facility was secured by substantially all of Hughes' assets other than the assets of DLA and PanAmSat. In March 2002, Hughes borrowed an additional $764.8 million under a term loan tranche that was added to the Amended Credit Agreement. The Amended Credit Agreement was subsequently amended in November 2002. The November 2002 amendment reduced the size of the term loan from $764.8 million to $650.0 million and increased the size of the revolving component to $1,284.0 million, of which $500 million was committed by General Motors Acceptance Corporation ("GMAC"). In December 2002, EchoStar paid $600 million for the termination of the merger agreement, which resulted in a $143.7 million mandatory prepayment of the term loan under the Amended Credit Agreement. Accordingly, the term loan was reduced from $650.0 million to $506.3 million. As of December 31, 2002, the revolving component of the Amended Credit Agreement was undrawn and $506.3 million was outstanding under the term loan. The Amended Credit Agreement was terminated on February 28, 2003 and all amounts outstanding were repaid by Hughes from the proceeds of the DIRECTV Holdings LLC ("DIRECTV") notes offering described below.

        In the first quarter of 2003, Hughes completed a series of financing transactions to replace the Amended Credit Agreement with a capital structure that is more long-term in nature. On February 28, 2003, DIRECTV issued $1.4 billion in senior notes due in 2013. The ten-year senior notes are unsecured indebtedness guaranteed by all of DIRECTV's domestic subsidiaries and bear interest at 8.375%. In addition, on March 6, 2003, DIRECTV entered into a new senior secured credit facility with total term loan and revolving loan commitments of $1.675 billion. The new senior secured credit facility is comprised of a $375.0 million Tranche A Term Loan, $200.0 million of which was undrawn at March 6, 2003, a $1,050.0 million Tranche B Term Loan and a $250.0 million revolving credit facility which was undrawn at March 6, 2003. The new senior secured credit facility has a term of five to seven years and is secured by substantially all of DIRECTV's assets and guaranteed by all of DIRECTV's domestic subsidiaries. The revolving credit facility and term loans bear interest at the London Interbank Offered Rate ("LIBOR") plus 3.50%. DIRECTV distributed to Hughes the net proceeds from the senior secured credit facility and the sale of the senior notes totaling $2.56 billion. The $200 million undrawn portion of the Tranche A Term Loan is expected to be drawn by December 31, 2003 with the proceeds distributed to Hughes. The revolving portion of the senior secured credit facility will be available to DIRECTV to fund working capital and other requirements. The above distribution enabled Hughes to repay all amounts outstanding under its existing Amended Credit Agreement and is expected to provide sufficient liquidity to fund Hughes' business plan through projected cash flow breakeven and for Hughes' other corporate purposes.

        In February 2002, PanAmSat obtained a bank facility in the amount of $1,250 million. The bank facility is comprised of a $250 million revolving credit facility, which was undrawn as of December 31, 2002, a $300 million Tranche A Term Loan and a $700 million Tranche B Term Loan, both of which were fully drawn as of December 31, 2002. This bank facility replaced a previously existing $500 million unsecured multi-year revolving credit facility. The new revolving credit facility and the Tranche A Term Loan bear interest at LIBOR plus 3.0%. The Tranche B Term Loan bears interest at LIBOR plus 3.5%. The revolving credit facility and Tranche A Term Loan interest rates may be increased or decreased based upon changes in PanAmSat's total leverage ratio, as defined by the credit agreement. The revolving credit facility and the Tranche A Term Loan terminate in 2007 and the Tranche B Term Loan matures in 2008. Principal payments under the Tranche A Term Loan are due in varying amounts from 2004 to 2007. Principal payments under the Tranche B Term Loan are due primarily at maturity. The facilities are secured ratably by substantially all of PanAmSat's operating assets, including its satellites. PanAmSat repaid a $1,725 million intercompany loan from Hughes in February 2002, using proceeds from the bank facility and notes payable described above, as well as existing cash balances.

        On October 1, 2001, Hughes entered into a $2.0 billion revolving credit facility with GMAC. The facility was subsequently amended in February and November 2002. The most recent amendment reduced the size of the facility to $1,500 million and provided for a commitment through August 31, 2003. The facility is comprised of a $1,500 million tranche secured by a $1,500 million Hughes cash deposit. Borrowings under the facility bear interest at GMAC's cost of funds plus 0.125%. The $1,500 million cash deposit earns interest at a rate equivalent to GMAC's cost of funds. Hughes has the legal right of setoff with respect to the $1,500 million GMAC cash deposit, and accordingly offsets it against amounts borrowed from GMAC under the $1,500 million tranche in the consolidated statement of financial position. The facility was fully drawn as of December 31, 2002.

        On January 5, 2001, DLA entered into a $450.0 million revolving credit facility. The obligations under the DLA facility were assigned to Hughes in February 2002. In addition, the obligations under SurFin's unsecured revolving credit facilities of $400.0 million and $212.5 million were assigned to Hughes in February 2002.

        Other. $61.5 million in other short-term and long-term debt, related primarily to DLA and HNS' international subsidiaries, was outstanding at December 31, 2002, bearing fixed and floating rates of interest of 4.30% to 16.00%. Principal on these borrowings is due in varying amounts through 2007.

        Acquisitions and Divestitures. DIRECTV Broadband. On April 3, 2001, Hughes acquired Telocity, a company that provided land-based DSL services, through the completion of a tender offer and merger. Telocity was operated as DIRECTV Broadband and is included as part of the Direct-To-Home Broadcast segment. The purchase price was $197.8 million and was paid in cash.

        On December 13, 2002, Hughes announced that DIRECTV Broadband would close its high-speed Internet service business in the first quarter of 2003 and transition its existing customers to alternative service providers. As a result, in December 2002, Hughes notified approximately half of DIRECTV Broadband's 400 employees of a layoff, with a minimum of 60 days notice during which time they were paid, followed by receipt of a severance package. The remaining employees worked with customers during the transition and assisted with the closure of the business, which occurred on February 28, 2003. As a result, Hughes recorded a fourth quarter 2002 charge of $92.8 million related to accruals for employee severance benefits, contract termination payments and write-off of customer premise equipment. This charge was recorded in "Selling, general and administrative expenses" in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss). Included in the $92.8 million charge were accruals for employee severance benefits of $21.3 million and contract termination payments of $18.6 million. No amounts were paid as of December 31, 2002.

        The financial information included herein reflects the acquisition discussed above from its date of acquisition. The acquisition was accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition.

        Hughes Tele.com (India) Limited. On December 6, 2002, HNS completed a series of transactions to exchange its equity interest in HTIL of $58.8 million, long-term receivables from HTIL of $75.0 million, and a net receivable of $25.4 million from HTIL's Indian sponsor, Ispat, in exchange for investments in Tata Teleservices Limited ("TTSL"). The transactions were accounted for as a sale of the assets surrendered at their fair values and the purchase of the instruments in TTSL on the date of the transactions. HNS allocated the fair value of the assets surrendered of $135.1 million to the assets received, which include redeemable preference shares ($110.1 million), a 15 year zero coupon note ($9.7 million) and 50 million common stock purchase warrants ($15.3 million), based on their relative fair values. The preference shares are redeemable at the end of 51 or 75 months at the option of HNS and are also convertible to common equity at the end of 75 months at the option of HNS. The redemption is guaranteed in the form of a put to TTSL's parent company, Tata Sons. The preference shares are carried at fair value as an available-for-sale debt security, with unrealized gains and losses reported, net of tax, as a component of OCI.

        Based on the fair value of the assets surrendered on December 6, 2002, HNS recognized an after-tax loss of approximately $14.1 million, which is comprised of a pre-tax loss recognized in "Other, net" of $52.1 million, based on the difference between fair value and carrying value of the assets surrendered and the requirement to recognize cumulative translation adjustments of $28.0 million associated with the HTIL investment, which were offset by an approximate $38.0 million tax benefit which includes the tax benefit from equity method losses that were not previously recognized for tax purposes.

        Also during 2002, HNS recorded the receivable from Ispat described above when it honored a $54.4 million loan guarantee. The receivable was immediately reduced to its estimated net realizable value of $25.4 million through a charge to "Other, net" of $29.0 million.

        During September 2000, HTIL sold new common shares in a public offering in India. As a result of this transaction, Hughes' equity interest was reduced from 44.7% to 29.1% and Hughes recorded a $23.3 million increase to "Capital stock and additional paid-in capital."

        Galaxy Entertainment Argentina. On May 1, 2001, DLA acquired from Grupo Clarin S.A. ("Clarin") a 51% ownership interest in GEA, a local operating company in Argentina that provides direct-to-home broadcast services, and other assets, consisting primarily of programming and advertising rights. The purchase price, valued at $169 million, consisted of a 3.98% ownership interest in DLA and a put option that under certain circumstances will allow Clarin to sell its 3.98% interest back to DLA in November 2003 for $195 million (see "Commitments and Contingencies" below for further discussion). As a result of the transaction, Hughes' interest in DLA decreased from 77.8% to 74.7% and Hughes' ownership in GEA increased from 20% to 58.1%. Hughes' portion of the purchase price, which amounted to about $130 million, was recorded as an increase to "Capital stock and additional paid-in capital."

        The financial information included herein reflects the acquisition discussed above from its date of acquisition. The acquisition was accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition.

        Satellite Systems Manufacturing Businesses. On October 6, 2000, Hughes completed the sale of its satellite systems manufacturing businesses for $3.75 billion in cash. The transaction resulted in the recognition of a pre-tax gain of $2,036.0 million, or $1,132.3 million after-tax. Included in this gain is a net after-tax curtailment loss of $42.0 million related to pension and other post retirement benefit plan assets and liabilities associated with the Satellite Businesses. The purchase price is subject to adjustment based upon the final closing date financial statements as discussed in "Commitments and Contingencies" below.

        In a separate, but related transaction, Hughes also sold to Boeing its 50% interest in HRL Laboratories LLC ("HRL") for $38.5 million, which represented the net book value of Hughes' interest in HRL at October 6, 2000.

        DIRECTV Japan. On March 1, 2000, Hughes announced that the operations of DIRECTV Japan would be discontinued. Pursuant to an agreement with Japan Digital Broadcasting Services Inc. (now named Sky Perfect), qualified subscribers to the DIRECTV Japan service were offered the opportunity to migrate to the Sky Perfect service. DIRECTV Japan was paid a commission for each subscriber who actually migrated. Hughes also acquired a 6.6% interest in Sky Perfect. As a result, Hughes wrote-off its net investment in DIRECTV Japan of $164.6 million and accrued exit costs of $403.7 million and involuntary termination benefits of $14.5 million. Accrued exit costs consist of claims arising out of contracts with dealers, manufacturers, programmers and others, satellite transponder and facility and equipment leases, subscriber migration and termination costs, and professional service fees and other. The write-off and accrual were partially offset by the difference between the cost of the Sky Perfect shares acquired and the estimated fair value of the shares ($428.8 million), as determined by an independent appraisal, and by $40.2 million for anticipated contributions from other DIRECTV Japan shareholders. The net effect of the transaction was a charge to "Other, net" in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss) of $170.6 million at March 31, 2000.

        DIRECTV Japan employed approximately 290 personnel as of March 31, 2000, of which 244 were terminated during 2000. All remaining personnel were terminated in the first quarter of 2001.

        During 2002, $41.1 million of accrued liabilities related to the exit costs were reversed upon the resolution of the remaining claims, resulting in a credit adjustment to "Other, net." In the third quarter of 2001, $32.0 million of accrued exit costs were reversed as a credit adjustment to "Other, net." In the fourth quarter of 2000, $106.6 million of accrued exit costs were reversed and $0.6 million of involuntary termination benefits were added, resulting in a net credit adjustment to "Other, net" of $106.0 million. The third quarter of 2001 and fourth quarter of 2000 adjustments made to the exit cost accrual were primarily attributable to earlier than anticipated cessation of the DIRECTV Japan broadcasting service, greater than anticipated commission payments for subscriber migration and favorable settlements of various contracts and claims.

        In the fourth quarter of 2000, Sky Perfect completed an initial public offering, at which date the fair value of Hughes' interest (diluted by the public offering to approximately 5.3%) in Sky Perfect was approximately $343 million. In the third quarter of 2001 and fourth quarter of 2000, a portion of the decline in the value of the Sky Perfect investment was determined to be "other-than-temporary," resulting in a write-down of the carrying value of the investment by $212 million and $86 million, respectively. At December 31, 2001, the investment's market value approximated its carrying value. In October 2002, Hughes sold all of its interest in Sky Perfect for approximately $105 million in cash, resulting in a pre-tax loss of about $24.5 million.

        Investments in Marketable Securities. Investments in marketable equity securities stated at current fair value and classified as available-for-sale totaled $98.2 million and $725.4 million at December 31, 2002 and 2001, respectively, and were recorded in the Consolidated Balance Sheets in "Investment and Other Assets." Investments in debt securities, stated at current fair value and classified as available-for-sale, totaled $209.9 million at December 31, 2002. Investments in debt securities with maturities of less than one year totaling $99.8 million are carried in "Prepaid expenses and other." Investments in debt securities with remaining maturities of six years totaling $110.1 million are carried in "Investments and Other Assets."

        At December 31, 2002, $3.4 million in accumulated unrealized pre-tax losses were recorded as part of OCI. At December 31, 2001, $323.1 million of accumulated unrealized pre-tax gains were recorded as part of OCI. During 2002 and 2001, Hughes recorded a write-down for other-than-temporary declines in certain marketable equity investments of $148.9 million and $226.1 million, respectively.

        On August 21, 2002, Hughes sold about 8.8 million shares of Thomson common stock for approximately $211.0 million in cash, resulting in a pre-tax gain of about $158.6 million.

        On November 19, 2001, Hughes repaid $74.9 million of debt pursuant to the terms of a debt guarantee provided by Hughes for the benefit of Motient. In connection with the payment, Hughes received from Motient 7.1 million common shares of XM Satellite Radio Holdings Inc. stock, with a market value as of November 2001 of $67.9 million and $3.6 million in cash. The repayment of Motient's debt released Hughes of any further obligations related to Motient's indebtedness and therefore Hughes reversed a related reserve of $39.5 million. The net effect of these actions resulted in a credit of $36.1 million to "Other, net" in the Consolidated Statement of Operations and Available Separate Consolidated Net Income (Loss).

        On July 31, 2001, Hughes sold about 4.1 million shares of Thomson common stock for approximately $132.7 million in cash, resulting in a pre-tax gain of approximately $108.3 million.

        Pension Plans. Hughes recorded pension expense of $24.2 million in 2002, $10.2 million in 2001, and $10.9 million in 2000 related to its funded and unfunded defined benefit retirement plans. Hughes contributed $7.9 million in 2002, $6.4 million in 2001 and $8.0 million in 2000 to its unfunded plans for benefit payments. The pension benefit obligation of Hughes' defined benefit retirement plans exceeded the fair value of plan assets by about $135.5 million at December 31, 2002 and $39.9 million at December 31, 2001. The increase in the unfunded benefit obligation is largely the result of unfavorable equity market performance, a lower discount rate and benefit payments made during 2002.

        Hughes uses December 1 as the measurement date to determine the Projected Benefit Obligation ("PBO") reported for year end and for the pension expense to be recorded in the subsequent year. The discount rate assumption is determined based on the yield of high quality fixed-income debt instruments. For purposes of determining Hughes' PBO as of December 31, 2002 and pension expense in 2003, Hughes used a discount rate of 7.00% as of December 1, 2002, a 1/4% reduction from the 7.25% discount rate used in the prior year. A further 1/4% decrease in the discount rate would increase the PBO by approximately $11.5 million and reduce equity, net of taxes, by approximately $6.0 million, while a 1/4% increase in the discount rate would decrease the PBO by approximately $11.2 million and increase equity, net of taxes, by approximately $5.5 million. These assumed changes in discount rates would also result in a change to pension expense of less than $1 million.

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        Hughes' expected return on plan assets assumption is derived from a review of Hughes' long-term actual return on plan assets, annual survey data, and periodic detailed studies conducted by Hughes' actuary. While the review gives appropriate consideration to recent fund performance and historical returns, the assumption is primarily a long-term, prospective rate. Based on the most recent review, Hughes is revising its expected long-term return on plan assets assumption for 2003 to 9.00%, a reduction from its previous level of 9.50%. Although in 2002 and 2001, asset returns have been below Hughes' long-term return on plan asset assumption, Hughes has achieved a compounded annual return on plan assets of about 12% over the 20 year period ended December 1, 2002. An additional 1/4% reduction in the expected return on plan assets would increase the 2003 expense by approximately $1 million. Hughes' funding requirements would not be impacted by changes in the discount rate or the expected return on plan asset assumption.

COMMITMENTS AND CONTINGENCIES

Litigation

        In connection with the 2000 sale by Hughes of its satellite systems manufacturing businesses to Boeing, the stock purchase agreement provides for potential adjustment to the purchase price based upon the final closing date financial statements of the satellite systems manufacturing businesses. The stock purchase agreement also provides for a dispute resolution process to resolve any disputes that arise in determining the purchase price adjustment. Based upon the final closing date financial statements of the satellite systems manufacturing businesses that were prepared by Hughes, Boeing is owed a purchase price adjustment of $164 million plus interest at a rate of 9.5% from the date of sale, the total amount of which has been provided for in Hughes' consolidated financial statements. However, Boeing has submitted additional proposed adjustments, which are being resolved through the dispute resolution process. As of December 31, 2002, approximately $670 million of proposed adjustments remain unresolved. Hughes is contesting the matter in the arbitration process, which will result in a binding decision unless the matter is otherwise settled. Although Hughes believes it has adequately provided for the disposition of this matter, the impact of its disposition cannot be determined at this time. It is possible that the final resolution of this matter could result in Hughes making a cash payment to Boeing that would be material to Hughes' consolidated results of operations and financial position.

        Litigation is subject to uncertainties and the outcome of individual litigated matters is not predictable with assurance. In addition to the above item, various legal actions, claims, and proceedings are pending against Hughes arising in the ordinary course of business. Hughes has established loss provisions for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or treble damage claims, or sanctions, that if granted, could require Hughes to pay damages or make other expenditures in amounts that could not be estimated at December 31, 2002. After discussion with counsel representing Hughes in those actions, it is the opinion of management that such liability is not expected to have a material adverse effect on Hughes' consolidated results of operations and financial position. See Item 3. Legal Proceedings under Part I for further information.

Other

        The in-orbit satellites of Hughes and its subsidiaries are subject to the risk of failing prematurely due to, among other things, mechanical failure, collision with objects in space or an inability to maintain proper orbit. Satellites are subject to the risk of launch delay and failure, destruction and damage while on the ground or during launch and failure to become fully operational once launched. Delays in the production or launch of a satellite or the complete or partial loss of a satellite, in-orbit or during launch, could have a material adverse impact on the operation of Hughes' businesses. Hughes has, in the past, experienced technical anomalies on some of its satellites. Service interruptions caused by anomalies, depending on their severity, could result in claims by affected customers for termination of their transponder agreements, cancellation of other service contracts or the loss of other customers.

        Hughes uses in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites and does not compensate for business interruption or loss of future revenues or customers. Hughes relies on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the effects of satellite failure on its ability to provide service. Where insurance costs related to known satellite anomalies are prohibitive, Hughes' insurance policies contain coverage exclusions

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and Hughes is not insured for certain other satellites. The book value of satellites that were insured with coverage exclusions amounted to $563.5 million and the book value of the satellites that were not insured was $1,049.7 million at December 31, 2002.

        On February 19, 2003, PanAmSat filed proofs of loss under the insurance policies for Galaxy XI and PAS-1R for constructive total losses based on degradation of the solar panels. Service to existing customers has not been affected, and PanAmSat expects that both of these satellites will continue to serve these existing customers. The insurance policies for these satellites total approximately $289 million and $345 million, respectively, and both include a salvage provision for PanAmSat to share 10% of future revenues from these satellites with their respective insurers if the proof of loss is accepted. The availability and use of the proceeds from these insurance claims are restricted by the agreements governing PanAmSat's debt obligations. No assurances can be made that the proof of loss with respect to these two satellites will be accepted by the insurers. PanAmSat is working with the satellite manufacturer to determine the long-term implications to the satellites and will continue to assess the operational impact these losses may have. At this time, based upon all information currently available to PanAmSat, as well as planned modifications to the operation of the satellites in order to maximize revenue generation, PanAmSat currently expects to operate these satellites through their expected economic ends of life, although a portion of the transponder capacity on these satellites will not be useable during such time. Hughes currently believes that the net book values of these satellites are fully recoverable and does not expect a material impact on 2003 revenues as a result of the difficulties on these two satellites.

        PanAmSat and the manufacturer of the Galaxy VIII-iR satellite have agreed in principle to terminate the Galaxy VIII-iR satellite construction contract. The agreement is subject to the execution of mutually acceptable documentation, but there can be no assurance that this will occur. In connection with the termination of the contract, as of December 31, 2002, PanAmSat had a receivable due from the satellite manufacturer of $72.0 million, which represents amounts previously paid to the manufacturer (of approximately $58.8 million), liquidated damages and interest owed under the construction agreement. PanAmSat expects that it will collect substantially all of this receivable and does not anticipate recording a charge to earnings related to this receivable. In addition, PanAmSat has agreed with the Galaxy VIII-iR launch vehicle provider to defer use of the launch to a future satellite. PanAmSat had intended to locate the Galaxy VIII-iR satellite at 95 degrees west longitude. However, with the successful launch and commencement of service on the Galaxy IIIC satellite at this same orbital location in September 2002, PanAmSat believes it has sufficient capacity to meet customer demand for services at this location.

        Hughes is contingently liable under standby letters of credit and bonds in the aggregate amount of $65.1 million which were undrawn at December 31, 2002 and DLA has guaranteed $3.0 million of bank debt related to non-consolidated DLA local operating companies, which is due in varying amounts through 2005. Additionally, as described in "Liquidity and Capital Resources--Acquisitions and Divestitures" above, DLA may be required to repurchase Clarin's 3.98% interest in DLA for $195 million in November 2003. In the first quarter of 2003, Clarin notified DLA that it believes that DLA's decision to initiate discussions with Clarin and certain other programmers, suppliers and business associates to address DLA's financial and operational challenges has caused DLA to be responsible immediately to purchase Clarin's equity interest in DLA. DLA does not believe that the purchase obligation has been accelerated. See Note 22 of the Notes to the Consolidated Financial Statements in Item 8 for further discussion of this matter.

        The Hughes Board of Directors has approved several benefit plans designed to provide benefits for the retention of about 205 key employees and also provide benefits in the event of employee lay-offs. Generally, these benefits are only available if a qualified change-in-control of Hughes occurs. Upon a change-in-control, the retention benefits will be accrued and expensed when earned and the severance benefits will be accrued and expensed if an employee is identified for termination. A total of up to about $105 million for retention benefits will be paid, with approximately 50% paid at the time of a change-in-control and 50% paid up to 12 months following the date of a change-in-control. The amount of severance benefits to be paid will be based upon decisions that will be made relating to employee layoffs, if any, following the date of a change-in-control. In addition, as of December 31, 2002, approximately 30.5 million employee stock options to purchase shares of GM Class H common stock will vest upon a qualifying change-in-control and up to an additional 8.4 million employee stock options could vest if employees are laid off within one year of a change-in-control.

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

        At December 31, 2002, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $769.4 million, payable as follows: $252.5 million in 2003, $210.6 million in 2004, $107.6 million in 2005, $52.3 million in 2006,
$46.1 million in 2007, and $100.3 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases, net of sublease rental income, were $68.0 million in 2002, $59.7 million in 2001 and $55.9 million in 2000.

        Hughes has minimum commitments under noncancelable satellite construction and launch contracts and programming agreements. Minimum payments over the terms of applicable contracts are anticipated to be approximately $3,461.5 million, payable as follows: $825.1 million in 2003, $596.8 million in 2004, $437.5 million in 2005, $693.0 million in 2006, $762.1 million in 2007, and $147.0 million thereafter.

        During the first quarter of 2003, Hughes and AOL agreed to terminate their strategic alliance, which the companies had entered into in June 1999. In connection with the termination of the alliance, Hughes recorded a pre-tax charge of $23 million in the fourth quarter of 2002 to "Selling, general and administrative expenses" and was released from its commitment to spend up to approximately $1 billion in additional sales, marketing, development and promotion efforts in support of certain specified products and services. Under the terms of the agreement, HNS will continue to provide services to current bundled AOL broadband subscribers using the HNS high-speed Internet satellite service as the companies develop a transition plan to an unbundled service.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Satellite Procurement Agreements. Currently, Hughes is a party to agreements with Boeing Satellite Systems, Inc., formerly Hughes Space and Communications Company ("HSC"), for the construction of four satellites with a total contract value of $1,434.6 million that were entered into prior to the sale of HSC to Boeing on October 6, 2000. Although Hughes believes the agreements are on commercially reasonable terms, there can be no assurance that Hughes will be able to procure satellites on similar terms in the future. At December 31, 2002, Hughes' remaining obligation under these contracts was $178.3 million.

        Income Taxes. Hughes and its domestic subsidiaries join with GM in filing a consolidated U.S. federal income tax return. The terms of the current tax allocation agreement with GM generally require that Hughes provide for income taxes as if it filed on a separate return basis. At December 31, 2002, the Consolidated Balance Sheets reflect deferred tax assets attributable to the future benefits from the utilization of certain foreign tax credits, alternative minimum tax credits, general business credits and net operating losses of acquired subsidiaries available to be carried forward in the amounts of $61.5 million, $46.3 million, $14 million and $98.3 million, respectively.

        Equity Method Investments. Hughes holds 19.5% and 40.0% equity interests in LOC's that are the exclusive distributors of DIRECTV in Venezuela and Puerto Rico, respectively. During 2001, Hughes began recording approximately 75.0% of the net losses incurred from these entities due to the accumulation of net losses in excess of the other investors' investments, and Hughes' continued funding of those businesses. During the years ended December 31, 2002, 2001 and 2000, DLA recognized revenues of $189.9 million, $160.6 million, and $90.1 million, respectively, primarily for sales of programming to the LOC's. Broadcast programming and other costs associated with these revenues were $110.4 million, $90.7 million, and $51.6 million during the years ended December 31, 2002, 2001 and 2000, respectively. Also during the years ended December 31, 2002, 2001 and 2000, Hughes recognized equity method losses in "Other, net" of $54.1 million, $16.2 million, and $18.8 million, respectively. DLA had accounts receivable of $310.9 million and $217.5 million from the LOC's as of December 31, 2002 and 2001, respectively.

ACCOUNTING CHANGES

        Hughes adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" on January 1, 2002. SFAS No. 144 refined existing impairment accounting guidance and extended the use of this accounting to discontinued operations. SFAS No. 144 allowed the use of discontinued operations accounting treatment for both reporting segments and distinguishable components thereof. SFAS No. 144 also eliminated the existing exception to consolidation of a subsidiary for which control is likely to be temporary. The adoption of SFAS No. 144 did not have any impact on Hughes' consolidated results of operations or financial position. However, operating results of discontinued businesses such as DIRECTV Broadband, which previously would not have been reported as a discontinued operation, will be reported as a discontinued operation under this new standard in future periods.

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

        Hughes also adopted SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. SFAS No. 142 required that existing and future goodwill and intangible assets with indefinite lives not be amortized, but written-down, as needed, based upon an impairment analysis that must occur at least annually, or sooner if an event occurs or circumstances change that would more likely than not result in an impairment loss. All other intangible assets are amortized over their estimated useful lives. SFAS No. 142 required that Hughes perform step one of a two-part transitional impairment test to compare the fair value of each reportable unit with its respective carrying amount, including goodwill. If the carrying value exceeds the fair value, step two of the transitional impairment test must be performed to measure the amount of the impairment loss, if any. SFAS No. 142 also required that intangible assets be reviewed as of the date of adoption to determine if they continue to qualify as intangible assets under the criteria established under SFAS No. 141, "Business Combinations," and to the extent previously recorded intangible assets do not meet the criteria that they be reclassified to goodwill.

        As part of Hughes' acquisition of PRIMESTAR in 1999, dealer network and subscriber base intangible assets were identified and valued in accordance with Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations." The dealer network intangible asset originally valued as part of Hughes' acquisition of PRIMESTAR was based on established distribution, customer service and marketing capability that had been put in place by PRIMESTAR. The subscriber base intangible asset originally valued as part of Hughes' acquisition of PRIMESTAR was primarily based on the expected non-contractual future cash flows to be earned over the life of the PRIMESTAR subscribers converted to the DIRECTV service. In accordance with SFAS No. 142, Hughes completed a review of its intangible assets and determined that the previously recorded dealer network and subscriber base intangible assets established under APB Opinion No. 16 did not meet the contractual or other legal rights criteria. The dealer network and subscriber base intangible assets also did not meet the separability criteria because the intangible assets could not be sold, transferred, licensed, rented or exchanged individually or in combination with other assets or liabilities, apart from selling the entire DIRECTV business. As a result, in the first quarter of 2002, Hughes reclassified $209.8 million, net of $146.0 million of accumulated amortization, of previously reported intangible assets to goodwill. As a result of this reclassification, approximately $13.2 million of quarterly amortization expense ceased, beginning January 1, 2002. In October 2002, Emerging Issues Task Force ("EITF") Issue No. 02-17, "Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination" was issued, which gave clarifying guidance on the treatment of certain subscriber-related relationships. As a result, as of the beginning of the fourth quarter of 2002, the subscriber base and dealer network intangible assets were reinstated and are being amortized over their estimated remaining useful lives of 2 and 12 years, respectively. As a result of this change, Hughes recognized amortization expense of $18.5 million in the fourth quarter of 2002.

        In the first quarter of 2002, Hughes also completed the required transitional impairment test for intangible assets with indefinite lives, which consist of FCC licenses for direct-to-home broadcasting frequencies ("Orbital Slots"), and determined that no impairment existed because the fair value of these assets exceeded the carrying value as of January 1, 2002.

        In the second quarter of 2002, with the assistance of an independent valuation firm, Hughes completed step one of the transitional test to determine whether a potential impairment existed for goodwill recorded at January 1, 2002. Primarily based on the present value of expected future cash flows, it was determined that the fair values of DIRECTV U.S. and the Satellite Services segment exceeded their carrying values, therefore no further impairment test was required. It was also determined that the carrying values of DLA and DIRECTV Broadband exceeded their fair values, therefore requiring step two of the impairment test be performed. No goodwill or intangible assets existed at the Network Systems segment and therefore no impairment test was required.

        Hughes completed step two of the impairment test for DLA and DIRECTV Broadband in the fourth quarter of 2002 as required by SFAS No. 142. Step two of the transitional test requires the comparison of the implied value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss will be recognized in an amount equal to that excess. In the initial year of adoption, the impairment loss, if any, is recorded as a cumulative effect of accounting change, net of taxes. As a result of completing step two, Hughes determined that $631.8 million and $107.9 million representing all of the goodwill recorded at DLA and DIRECTV Broadband, respectively, was impaired. In addition, Hughes also recorded a $16.0 million charge representing its share of the goodwill impairment of an equity method investee. Therefore, Hughes recorded a cumulative effect of accounting change, net of taxes, of $681.3 million ($755.7 million pre-tax) as of January 1, 2002 in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss).

        In accordance with SFAS No. 142, Hughes will perform its annual impairment test for all reporting units during the fourth quarter of each year, commencing in the fourth quarter of 2002. If an impairment loss results from the

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annual impairment test, the loss will be recorded as a pre-tax charge to operating income. In the fourth quarter of 2002, with the assistance of an independent valuation firm, Hughes completed its first annual impairment test for DIRECTV U.S. and the Satellite Services segment. The independent valuation, which was primarily based on the present value of expected future cash flows, resulted in fair values for DIRECTV U.S. and for the Satellite Services segment that exceeded Hughes' carrying values. As a result, no impairment loss existed for DIRECTV U.S. and the Satellite Services segment for 2002.

        Hughes adopted SFAS No. 141, "Business Combinations" on July 1, 2001. SFAS No. 141 required that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and prohibited the amortization of goodwill and intangible assets with indefinite lives acquired thereafter. The adoption of SFAS No. 141 did not have a significant impact on Hughes' consolidated results of operations or financial position.

        Hughes adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," on January 1, 2001. SFAS No. 133 required Hughes to carry all derivative financial instruments on the balance sheet at fair value. In accordance with the transition provisions of SFAS No. 133, Hughes recorded a one-time after-tax charge of $7.4 million on January 1, 2001 as a cumulative effect of accounting change in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss) and an after-tax unrealized gain of $0.4 million in "Accumulated other comprehensive income (loss)."

NEW ACCOUNTING STANDARDS

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities--an interpretation of ARB No. 51" ("FIN 46"). FIN 46 requires the consolidation of affiliated companies where a controlling financial interest is achieved through arrangements other than voting interests. Affiliated companies are considered variable interest entities in instances where affiliate capital is insufficient to permit the affiliate to finance its activities without additional subordinated financial support, and in certain other circumstances. The determination as to whether an affiliate is a variable interest entity must be based on the circumstances on the date that an entity becomes involved with an affiliate or when certain events occur that would indicate a potential change in a previous determination. Consolidation of an affiliate is required when it is determined that the affiliate is a variable interest entity and that the investor will absorb a majority of the expected losses or residual returns if they occur. As required, Hughes will apply the provisions of FIN 46 for all investments in affiliates after January 31, 2003. For investments in variable interest entities made before February 1, 2003, Hughes will follow the provisions of FIN 46, as required, no later than July 1, 2003. The adoption of this standard could result in the consolidation of certain affiliates which were previously accounted for under the equity method of accounting. Such adoption would be reflected as a cumulative effect of accounting change in the consolidated statements of operations.

        Hughes has identified the partially-owned local operating companies providing DLA programming services in Venezuela and Puerto Rico, of which Hughes owns 19.5% and 40.0%, respectively, as potential variable interest entities. Hughes currently accounts for these investments under the equity method of accounting and reflects approximately 75.0% of their net income or loss in Hughes' consolidated statements of operations due to the accumulation of net losses in excess of the other investors' investments.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of SFAS No. 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide two alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Hughes currently follows the intrinsic value based method of accounting for stock-based compensation of APB No. 25. Hughes will adopt the fair value based method of accounting for stock-based compensation for all stock-based compensation granted after December 31, 2002 in accordance with the original transition provisions of SFAS No. 123. Adoption of this standard will result in an increase in compensation cost recognized in operating results. Had Hughes followed the fair value based method of accounting for stock-based compensation under SFAS No. 123 for the years ended December 31, 2002, 2001 and 2000, pro forma earnings
(loss) used for computation of available separate consolidated net income (loss) would have been $(1,112.4) million, $(946.5) million and $585.3 million, respectively.

        In November 2002, the EITF reached a consensus on Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured

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

and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statements of operations. Hughes has not yet determined the impact this issue will have on its consolidated results of operations or financial position, if any.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 generally requires the recognition of costs associated with exit or disposal activities when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces previous accounting guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Hughes is required to implement SFAS No. 146 on January 1, 2003. Hughes' adoption of this standard on January 1, 2003 is not expected to have a significant impact on Hughes' consolidated results of operations or financial position.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." SFAS No. 145 eliminates the requirement to present gains and losses on the early extinguishment of debt as an extraordinary item, and resolves accounting inconsistencies for certain lease modifications. Hughes' adoption of this standard on January 1, 2003 is not expected to have an impact on Hughes' consolidated results of operations or financial position.

SECURITY RATINGS

        Debt ratings by the various rating agencies reflect each agency's opinion of the ability of issuers to repay debt obligations as they come due. Ratings below Baa3 and BBB- denote sub-investment grade status for Moody's and S&P, respectively. Ratings in the Ba/BB range generally indicate moderate protection of interest and principal payments, potentially outweighed by exposure to uncertainties or adverse conditions. Ratings in the B range generally indicate that the obligor currently has financial capacity to meet its financial commitments but there is limited assurance over any long period of time that interest and principal payments will be made or that other terms will be maintained. In general, lower ratings result in higher borrowing costs. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

Hughes

        On December 11, 2002, Moody's Investor Services ("Moody's") confirmed Hughes' Ba3 senior secured and senior implied rating. The rating outlook, which previously remained on review for possible downgrade pending the outcome of the EchoStar Merger, was revised to stable, and Moody's stated that the credit focus had turned to liquidity and Hughes obtaining permanent financing for its long-term needs. The rating action resulted from the December 10, 2002 announcement that Hughes received a $600 million cash settlement payment related to the terminated merger agreement with EchoStar.

        On December 11, 2002, Standard & Poor's Ratings Services ("S&P") affirmed its long-term corporate credit rating on Hughes of B+ and its rating of BB- on Hughes' senior secured credit facility. At the same time, S&P revised its Credit Watch implications on Hughes from negative to developing. The rating action stated that the termination of the EchoStar merger agreement on December 10, 2002 provided meaningful cash to Hughes and enabled Hughes to freely pursue strategic alternatives. S&P further noted that considerable uncertainty surrounds the eventual ownership of Hughes and that a new assessment would be needed if Hughes enters into merger discussions with another party.

DIRECTV

        On February 19, 2003, Moody's assigned to DIRECTV a Ba2 senior secured rating with respect to its senior secured credit facilities and a B1 senior unsecured rating on the $1.4 billion of senior unsecured notes. Moody's has also assigned a Ba3 senior implied and a B2 issuer rating to DIRECTV. The outlook is stable. The rating outlook presumed diminishing capital and investment requirements, combined with operating profit improvement to generate eventual free cashflow, and therefore the ratings were considered to be moderately prospective.

        On February 12, 2003, S&P assigned a BB- rating on the senior secured credit facilities and a B rating on the $1.4 billion of senior unsecured notes. The ratings were placed on Credit Watch with positive implications, based on S&P's assessment of the likelihood that Hughes or DIRECTV could be acquired by an entity with higher credit quality than Hughes' B+ corporate credit rating.

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PanAmSat

        On December 11, 2002 Moody's confirmed PanAmSat's Ba2 senior secured debt rating and Ba3 senior unsecured debt rating. The rating actions resulted from the termination of the EchoStar merger agreement and the announcement that Hughes would retain its 81% interest in PanAmSat. The outlook for the PanAmSat rating is stable.

        On December 11, 2002 S&P revised its Credit Watch implications for the corporate credit rating on PanAmSat to developing from negative, following the termination of the EchoStar merger agreement. On November 18, 2002 S&P lowered PanAmSat's corporate credit rating to B+ from BB-. A BB- rating was assigned to PanAmSat's senior secured credit facilities and notes, and a B- rating was assigned to the $800 million of senior notes which are unsecured. S&P stated that the PanAmSat downgrade reflected Hughes' majority ownership and not PanAmSat's stand-alone operating performance or financial conditions, which was considered stable.

MARKET RISK DISCLOSURE

        The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, the forward-looking statements should not be considered projections by Hughes of future events or losses.

General

        Hughes' cash flows and earnings are subject to fluctuations resulting from changes in foreign currency exchange rates, interest rates and changes in the market value of its equity investments. Hughes manages its exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. Hughes enters into derivative instruments only to the extent considered necessary to meet its risk management objectives, and does not enter into derivative contracts for speculative purposes.

Foreign Currency Risk

        Hughes generally conducts its business in U.S. dollars with some business conducted in a variety of foreign currencies and therefore is exposed to fluctuations in foreign currency exchange rates. Hughes' objective in managing its exposure to foreign currency changes is to reduce earnings and cash flow volatility associated with foreign exchange rate fluctuations. Accordingly, Hughes enters into foreign exchange contracts to mitigate risks associated with foreign currency denominated assets, liabilities, commitments and anticipated foreign currency transactions. By policy, Hughes maintains coverage between minimum and maximum percentages of its anticipated foreign exchange exposures. The gains and losses on derivative foreign exchange contracts offset changes in value of the related exposures. The impact of a hypothetical 10% adverse change in exchange rates on the fair values of foreign exchange contracts and foreign currency denominated assets and liabilities would be a charge of $12.5 million and $11.6 million, net of taxes, at December 31, 2002 and December 31, 2001, respectively.

Investments

        Hughes maintains investments in publicly-traded common stock of unaffiliated companies and is therefore subject to equity price risk. These investments are classified as available-for-sale and, consequently, are reflected in Hughes' Consolidated Balance Sheets at fair value with unrealized gains or losses, net of taxes, recorded as part of OCI, a separate component of stockholder's equity. Declines in market value that are judged to be "other-than-temporary" are charged to "Other, net" in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss). The fair values of the investments in such common stock were $98.2 million and $725.4 million at December 31, 2002 and December 31, 2001, respectively, based on closing market prices. A 10% decline in the market price of these investments would cause the fair value of the investments in common stock to decrease by $9.8 million and $72.5 million at December 31, 2002 and December 31, 2001, respectively. No actions have been taken by Hughes to hedge this market risk exposure.

Interest Rate Risk

        Hughes is subject to interest rate risk related to its outstanding debt of $3.1 billion at December 31, 2002 and $2.6 billion at December 31, 2001. As of December 31, 2002, debt consisted of PanAmSat's fixed rate borrowings of $1,550.0 million and variable rate borrowings of $1,000 million, Hughes' variable rate borrowings of $506.3 million, and various other floating and fixed rate borrowings. Hughes is subject to fluctuating interest rates, which may adversely impact its consolidated results of operations and cash flows for its variable rate bank borrowings. At December 31, 2002, outstanding borrowings bore interest rates ranging from 4.3% to 16.0%. As of December 31, 2002, the hypothetical impact of a one percentage point increase in interest rates related to Hughes' outstanding variable rate debt would be to increase annual interest expense by approximately $15 million.

Credit Risk

        Hughes is exposed to credit risk in the event of non-performance by the counterparties to its derivative financial instrument contracts. While Hughes believes this risk is remote, credit risk is managed through the periodic monitoring and approval of financially sound counterparties.

                                      * * *

        The following revised information was originally provided in Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations of the Form 10-Q:

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  SUMMARY DATA

                                                                                     THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                 --------------------------
                                                                                     2003          2002
                                                                                 ------------  ------------
                                                                                    (Dollars in Millions)
                                                                                         (Unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total revenues ................................................................. $    2,227.3  $    2,024.8
Total operating costs and expenses .............................................      2,185.4       2,112.5
                                                                                 ------------  ------------
Operating profit (loss) ........................................................         41.9         (87.7)
Other expenses, net ............................................................       (109.3)       (113.6)
Income tax benefit .............................................................         24.2          76.5
Minority interests in net earnings of subsidiaries .............................         (7.4)         (6.7)
                                                                                 ------------  ------------
Loss from continuing operations before cumulative effect of accounting change .         (50.6)       (131.5)
Loss from discontinued operations, net of taxes ................................         (0.3)        (24.9)
                                                                                 ------------  ------------
Loss before cumulative effect of accounting change ............................         (50.9)       (156.4)
Cumulative effect of accounting change, net of taxes ...........................           --        (681.3)
                                                                                 ------------  ------------
Net loss .......................................................................        (50.9)       (837.7)
Preferred stock dividends ......................................................           --         (24.1)
                                                                                 ------------  ------------
Loss Used for Computation of Available Separate Consolidated Net Income (Loss) . $      (50.9) $     (861.8)
                                                                                 ============  ============
                                                                                   MARCH 31,
                                                                                     2003      DECEMBER 31,
                                                                                  (Unaudited)      2002
                                                                                 ------------  ------------
                                                                                    (Dollars in Millions)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents ....................................................   $    2,962.2  $    1,128.6
Total current assets .........................................................        5,476.1       3,656.4
Total assets .................................................................       19,674.2      17,885.1
Total current liabilities ....................................................        2,554.1       3,203.1
Long-term debt ...............................................................        4,969.7       2,390.0
Minority interests ...........................................................          563.7         555.3
Convertible preferred stock, Series B ........................................          914.1         914.1
Total stockholder's equity ...................................................        9,924.2       9,977.1

                                                                                     THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                 --------------------------
                                                                                     2003          2002
                                                                                 ------------  ------------
                                                                                    (Dollars in Millions)
                                                                                         (Unaudited)
OTHER DATA:
Cash flows from operating activities .........................................   $      294.3  $      95.5
Cash flows from investing activities .........................................         (241.0)      (172.2)
Cash flows from financing activities .........................................        1,836.3        528.6
Depreciation and amortization ................................................          263.1        252.2
Capital expenditures .........................................................          187.5        345.9

----------

                         HUGHES ELECTRONICS CORPORATION

                           SUMMARY DATA -- (concluded)

                              SELECTED SEGMENT DATA

                                         DIRECT-TO-HOME    SATELLITE      NETWORK    ELIMINATIONS
                                            BROADCAST      SERVICES       SYSTEMS      AND OTHER        TOTAL
                                         --------------   -----------   -----------   ------------  ------------
                                                                  (Dollars in Millions)
                                                                       (Unaudited)
FOR THE THREE MONTHS ENDED:
MARCH 31, 2003
Total Revenues .......................   $      1,847.9   $     199.8   $     247.4   $     (67.8)  $    2,227.3
% of Total Revenue ...................             83.0%          9.0%         11.1%         (3.1%)        100.0%
Operating Profit (Loss) ..............   $         38.3   $      76.3   $     (39.8)  $     (32.9)  $       41.9
Add: Depreciation and amortization ...            173.0          72.3          17.6           0.2          263.1
                                         --------------   -----------   -----------   -----------
EBITDA (1) ...........................   $        211.3   $     148.6   $     (22.2)  $     (32.7)           --
                                         ==============   ===========   ===========   ===========
Operating Profit Margin ..............              2.1%         38.2%          N/A           N/A            1.9%
EBITDA Margin (1) ....................             11.4%         74.4%          N/A           N/A            N/A
Capital Expenditures .................   $         73.2   $      33.1   $      54.1   $      27.1   $      187.5

MARCH 31, 2002
Total Revenues .......................   $      1,630.4   $     207.1   $     242.8   $     (55.5)  $    2,024.8
% of Total Revenue ...................             80.5%         10.2%         12.0%         (2.7%)        100.0%
Operating Profit (Loss) ..............   $       (164.0)  $      57.1   $     (48.5)  $      67.7   $      (87.7)
Add: Depreciation and amortization ...            143.1          94.0          18.0          (2.9)         252.2
                                         --------------   -----------   -----------   -----------
EBITDA (1) ...........................   $        (20.9)  $     151.1   $     (30.5)  $      64.8             --
                                         ==============   ===========   ===========   ===========
Operating Profit Margin ..............              N/A          27.6%          N/A           N/A            N/A
EBITDA Margin (1) ....................              N/A          73.0%          N/A           N/A            N/A
Capital Expenditures .................   $        124.6   $      74.0   $     128.3   $      19.0   $      345.9

----------
(1) EBITDA is defined as operating profit (loss), plus depreciation and amortization. EBITDA Margin is calculated by dividing EBITDA by total revenues. EBITDA is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. Hughes' management uses EBITDA to evaluate the operating performance of its business segments, to allocate resources and capital to its business segments and as a measure of performance for incentive compensation purposes. Hughes believes EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. Multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. Hughes' management believes EBITDA is a common measure used to compare Hughes' operating performance and enterprise value to other communications, entertainment and media service providers. EBITDA does not give effect to cash required to service debt and certain payments related to other long-term liabilities, which include interest payments of $127 million and $95 million for the three months ended March 31, 2003 and 2002, respectively. As a result, EBITDA does not reflect funds available for investment in the business of Hughes, dividends or other discretionary uses. EBITDA and EBITDA Margin as presented herein may not be comparable to similarly titled measures reported by other companies. See Note 10 to the consolidated financial statements for additional information and a reconciliation of segment EBITDA to consolidated net loss.

        The following management's discussion and analysis should be read in conjunction with the Hughes Electronics Corporation ("Hughes") management's discussion and analysis included in Hughes' Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission ("SEC") on March 11, 2003 and all other Hughes filings, including Current Reports on Form 8-K, filed with the SEC through the date of this report.

        This Quarterly Report may contain certain statements that Hughes believes are, or may be considered to be, "forward-looking statements," within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we "believe," "expect," "anticipate," "intend," "plan," "foresee" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause Hughes' actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein include, but are not limited to, economic conditions, product demand and market acceptance, government action, local political or economic developments in or affecting countries where Hughes has operations, including political, economic and social uncertainties in many Latin American countries in which the Latin America DIRECTV businesses ("DLA") operate, potential adverse effects of the DIRECTV Latin America, LLC ("DLA LLC") Chapter 11 bankruptcy proceedings, foreign currency exchange rates, ability to obtain export licenses, competition, the outcome of legal proceedings, ability to achieve cost reductions, ability to timely perform material contracts, ability to renew programming contracts under favorable terms, technological risk, limitations on access to distribution channels, the success and timeliness of satellite launches, in-orbit performance of satellites, loss of uninsured satellites, ability of customers to obtain financing, Hughes' ability to access capital to maintain its financial flexibility and the effects of the strategic transactions that General Motors Corporation ("GM") and Hughes have entered into as discussed below.

        Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included in this Quarterly Report are made only as of the date of this Quarterly Report and Hughes undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

NEWS CORPORATION TRANSACTIONS

        On April 9, 2003, GM, Hughes and The News Corporation Limited ("News Corp.") announced the signing of definitive agreements that provide for, among other things, the split-off of Hughes from GM and the simultaneous sale of GM's approximately 19.9% economic interest in Hughes to News Corp. for $14 per share, or approximately $3.8 billion. GM would receive at least $3.1 billion in cash with the remainder payable in News Corp. preferred American Depositary Shares ("News Corp. ADSs") and/or cash at News Corp.'s election. News Corp. would acquire an additional 14.1% stake in Hughes from the holders of GM Class H common stock through a mandatory exchange of a portion of their Hughes common stock received in the split-off, which would provide News Corp. with a total of 34% of the outstanding capital stock of Hughes. In addition, GM would receive a cash dividend from Hughes of $275 million in connection with the transactions. Hughes expects to pay this dividend using available cash balances.

        Under the terms of the proposed transactions, holders of GM Class H common stock would first exchange their shares for Hughes common stock on a share-for-share basis in the split-off, followed immediately by an exchange of approximately 17.6% of the Hughes common stock they receive in the split-off for approximately $14 per share in News Corp. ADSs and/or cash. The number of News Corp. ADSs payable to GM and Hughes common stockholders, based on a fixed-price of $14 per Hughes share, will be adjusted within a collar range of 20% above or below the News Corp. ADS price of $22.40. This mandatory exchange of about 17.6% of the shares of Hughes common stock for News Corp. ADSs and/or cash would be taxable to the Hughes common stockholders at the time. The transactions are structured in a manner that will not result in the recapitalization of GM Class H common stock into GM $1-2/3 par value common stock at a 120% exchange ratio, as currently provided for under certain circumstances in the General Motors Restated Certificate of Incorporation, as amended.

        Hughes will cease to be a member of the GM consolidated group for federal income tax purposes upon the completion of the Hughes split-off. Pursuant to the amended income tax allocation agreement between GM and Hughes, Hughes will carry forward its federal income tax attributes that have not been utilized by the GM consolidated group to the extent permitted by the Internal Revenue Code. Hughes will be compensated by GM for its net operating losses, if any, at a rate of 24%. To the extent Hughes' federal income tax attributes, including net operating losses, have been utilized by the GM consolidated group, Hughes will be compensated by GM following separation with the maximum compensation from GM limited to approximately $75 million.

        If the transactions are completed, Rupert Murdoch, chairman and chief executive officer of News Corp., would become chairman of Hughes, and Chase Carey, who is currently serving as an advisor to News Corp., would become president and chief executive officer of Hughes. Eddy Hartenstein, Hughes' senior executive vice president, would be named vice chairman of Hughes. Hughes would have 11 directors, the majority of whom would be independent directors.

        The transactions are subject to a number of conditions, including, among other things, obtaining U.S. antitrust and Federal Communications Commission approvals, approval by a majority of each class of GM stockholders--GM $1-2/3 and GM Class H--voting both as separate classes and together as a single class and a favorable ruling from the Internal Revenue Service that the split-off of Hughes from GM would be tax-free to GM and its stockholders for U.S. federal income tax purposes. No assurances can be given that the approvals will be obtained or the transactions will be completed. The financial and other information regarding Hughes contained in this Quarterly Report do not give any effect to or make any adjustment for the anticipated completion of the transactions.

        In response to the announcement of the transactions, the customers and strategic partners of Hughes may delay or defer decisions, which could have a material adverse effect on Hughes' businesses, regardless of whether the transactions are ultimately completed. Similarly, current and prospective employees of Hughes may experience uncertainty about their future roles with Hughes upon completion of the transactions, which may materially adversely affect Hughes' ability to attract and retain key management, sales, marketing and technical personnel.

GENERAL

Business Overview

        The continuing operations of Hughes are comprised of the following segments: Direct-To-Home Broadcast, Satellite Services and Network Systems. Hughes' business segments are described in more detail below, including a discussion of significant transactions affecting the comparability of operating results for the three months ended March 31, 2003 and 2002.

        On February 28, 2003, DIRECTV Broadband, Inc. ("DIRECTV Broadband") completed the transition of its customers to alternative service providers and shut down its high-speed Internet service business. Revenues, operating costs and expenses, and other non-operating results for the discontinued operations of DIRECTV Broadband have been excluded from Hughes' results from continuing operations for all periods presented herein. Alternatively, the financial results for DIRECTV Broadband are presented in Hughes' Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss) in a single line item entitled "Loss from discontinued operations, net of taxes" and the net cash flows are presented in the Condensed Consolidated Statements of Cash Flows as "Net cash used in discontinued operations." See further discussion of this item in "Discontinued Operations" below.

Direct-To-Home Broadcast Segment

        The Direct-To-Home Broadcast segment consists primarily of the DIRECTV(R) digital satellite direct-to-home television services located in the United States and Latin America.

        The DIRECTV U.S. business represents the results of DIRECTV Holdings LLC and its consolidated subsidiaries. DIRECTV U.S. is the largest provider of direct broadcast satellite television services in the United States, with 11.4 million subscribers as of March 31, 2003.

        On June 4, 2002, DIRECTV, Inc., a wholly-owned subsidiary of DIRECTV Holdings LLC, and General Electric Capital Corporation ("GECC") executed an agreement to settle, for $180 million, a claim arising from a contractual arrangement whereby GECC managed a credit program for consumers who purchased DIRECTV programming and related hardware. As a result, in 2002 DIRECTV, Inc. increased its provision for loss related to this matter by $130 million, of which $56 million was recorded as a charge to "Selling, general and administrative expenses" in the first quarter of 2002 and $74 million ($27 million in the first quarter of 2002 and $47 million in the second quarter of
2002) was recorded as a charge to "Interest expense."

        The Direct-To-Home Broadcast segment also includes the operating results of DLA. DLA includes DLA LLC, Hughes' 74.7% owned subsidiary that provides DIRECTV programming to local operating companies ("LOC's") located in Latin America and the Caribbean basin. DLA also includes the LOC's that are the exclusive distributors of DIRECTV in Mexico, Brazil, Argentina, Colombia, Trinidad and Tobago and Uruguay; and SurFin Ltd., a company that provides financing of subscriber receiver equipment to certain DLA LOC's. The non-operating results of DLA include Hughes' share of the results of unconsolidated LOC's that are the exclusive distributors of DIRECTV in Venezuela and Puerto Rico and are included in "Other, net." Hughes records 100% of the net losses incurred by DLA LLC and certain other consolidated LOC's due to the accumulation of net losses in excess of the minority investors' investment and Hughes' continued funding of those businesses.

        On March 18, 2003, DLA LLC filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court") in order to address its financial and operational challenges. The filing does not include any of DLA LLC's operating companies in Latin America and the Caribbean, which will continue regular operations. See "DLA LLC Reorganization" below for additional information.

Satellite Services Segment

        The Satellite Services segment represents the results of PanAmSat Corporation ("PanAmSat"), Hughes' approximately 81% owned subsidiary. PanAmSat is a leading provider of video, broadcasting and network services via satellite. PanAmSat leases transponder capacity on its satellites, and is the distribution platform for the delivery of entertainment and information to cable television systems, television broadcast affiliates, direct-to-home television operators, Internet service providers, telecommunications companies and other corporations and governments. PanAmSat provides satellite services to its customers primarily through long-term operating lease contracts for the full or partial use of satellite transponder capacity. From time to time, and in response to customer demand, PanAmSat sells transponders to customers through outright sales and sales-type lease transactions.

        In October 2001, PanAmSat filed a proof of loss under an insurance policy on PAS-7 related to circuit failures, which occurred in September 2001 and resulted in a reduction of 28.9% of the satellite's total power available for communications. During 2002, PanAmSat's insurers settled the claim by payment to PanAmSat of $215.0 million. PanAmSat recorded a net gain of approximately $40.1 million related to this insurance claim in the first quarter of 2002.

Network Systems Segment

        The Network Systems segment represents the results of Hughes Network Systems, Inc. ("HNS"), which is a leading supplier of broadband satellite services and products to both enterprises and consumers through its DIRECWAY(R) services. HNS designs, manufactures and installs advanced networking solutions for businesses worldwide using very small aperture terminals. HNS is also a leading supplier of DIRECTV(R) receiving equipment (set-top boxes and dishes).

        As a result of operating losses incurred over the last several years and the high cash requirements for subscriber acquisition costs, HNS does not currently intend to increase the subscriber base aggressively for the DIRECWAY consumer business.

Other

        During the first quarter of 2002, Hughes recorded a $95 million gain, net of legal costs, as an offset to "Selling, general and administrative expenses" as a result of the favorable resolution of a lawsuit filed against the United States Government on March 22, 1991. The lawsuit was based upon the National Aeronautics and Space Administration's ("NASA") breach of contract to launch ten satellites on the Space Shuttle.

        Beginning in the third quarter of 2002, Hughes changed the classification of certain subscriber acquisition costs. The costs of free programming and the costs of installation and hardware subsidies for subscribers added through DIRECTV's direct sales program are now included as part of "Broadcast programming and other costs" in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss) rather than in "Selling, general and administrative expenses" where they had previously been reported. Prior period amounts have been reclassified to conform to the current period presentation.

        Beginning in the first quarter of 2003, Hughes no longer allocates general corporate expenses to its subsidiaries. Prior period segment information has been reclassified to conform to the current period presentation.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002

        Revenues. Revenues for the first quarter of 2003 increased 10.0% to $2,227.3 million, compared with $2,024.8 million for the first quarter of 2002. The increase in revenues resulted primarily from $217.5 million of higher revenues in the Direct-To-Home Broadcast segment from the addition of new DIRECTV subscribers and higher average monthly revenue per subscriber ("ARPU") in the United States. ARPU represents average monthly revenue per subscriber and is calculated by dividing average monthly revenues for the period by average DIRECTV owned and operated subscribers for the period.

        Operating Costs and Expenses. Operating costs and expenses increased to $2,185.4 million for the first quarter of 2003 from $2,112.5 million for the first quarter of 2002. Broadcast programming and other costs increased by $156.0 million in the first quarter of 2003 from the same period in 2002 due to higher costs at the Direct-To-Home Broadcast segment resulting from higher programming costs associated with the increase in subscribers and programming rate increases. Costs of products sold decreased by $30.0 million in the first quarter of 2003 from the first quarter of 2002 primarily due to lower sales in the Carrier businesses at the Network Systems segment. Selling, general and administrative expenses decreased by $64.0 million during the first quarter of 2003 compared to the same period in 2002 due primarily to lower expenses resulting from cost saving initiatives and a $56 million loss recorded for the GECC dispute in 2002, partially offset by the $95 million net gain recorded in 2002 for the NASA claim. Depreciation and amortization increased by $10.9 million during the first quarter of 2003 compared to the first quarter of 2002.

        Operating Profit (Loss). The operating profit for the first quarter of 2003 was $41.9 million and operating profit margin was 1.9%, compared to an operating loss of $87.7 million for the first quarter of 2002. The improvement in operating profit and operating profit margin resulted from the additional margins from the higher revenues at the Direct-To-Home Broadcast segment, reduced expenses resulting from cost saving initiatives and the $56 million loss recorded for the GECC dispute in 2002, partially offset by the $95 million net gain recorded in 2002 for the NASA claim.

        Interest Income and Expense. Interest income increased to $6.2 million for the first quarter of 2003 compared to interest income of $4.3 million for the same period of 2002. Interest expense increased to $80.5 million for the first quarter of 2003 from $76.3 million for the first quarter of 2002. The increase in interest expense resulted from higher average outstanding borrowings and a higher weighted average interest rate in 2003 partially offset by the $27 million of interest recorded in connection with the GECC dispute in the first quarter of 2002. Changes in cash and cash equivalents and debt are discussed in more detail below under "Liquidity and Capital Resources."

        Reorganization Expense. Reorganization expense for the first quarter of 2003 was $6.9 million. Reorganization expense includes legal and consulting costs incurred by DLA LLC related to its bankruptcy proceedings. See "DLA LLC Reorganization" below for additional information.

        Other, Net. Other, net decreased to a loss of $28.1 million for the first quarter of 2003 from a loss of $41.6 million for the same period of 2002. Other, net for the first quarter of 2003 resulted primarily from $22.6 million of equity method investee losses. Other, net for the first quarter of 2002 resulted primarily from a $29.0 million charge recorded for a loan guarantee obligation related to a Hughes affiliate in India and $10.2 million of equity method investee losses.

        Income Taxes. Hughes recognized an income tax benefit of $24.2 million for the first quarter of 2003 compared to $76.5 million for the first quarter of 2002. The lower tax benefit for the first quarter of 2003 was primarily due to lower pre-tax losses.

        Loss from Continuing Operations Before Cumulative Effect of Accounting Change. Hughes reported a loss before cumulative effect of accounting change of $50.6 million for the first quarter of 2003 compared to $131.5 million for the same period of 2002.

        Loss from Discontinued Operations. On February 28, 2003, Hughes completed the shut down of DIRECTV Broadband. As a result, DIRECTV Broadband has been reported as a discontinued operation in the consolidated financial statements, and its revenues, operating costs and expenses and other non-operating results are excluded from the continuing operating results of the Direct-To-Home Broadcast segment for all periods presented herein. The loss from discontinued operations, net of taxes, was $0.3 million and $24.9 million for the first quarter of 2003 and 2002, respectively.

        Cumulative Effect of Accounting Change. Hughes adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. The adoption of this standard resulted in the discontinuation of amortization of goodwill and intangible assets with indefinite lives. In accordance with the transition provisions of SFAS No. 142, on January 1, 2002 Hughes recorded a one-time after-tax charge of $681.3 million related to the initial impairment test as a cumulative effect of accounting change. See "Accounting Changes" below for additional information.

Direct-To-Home Broadcast Segment

        Direct-To-Home Broadcast segment revenues for the first quarter of 2003 increased 13.3% to $1,847.9 million from $1,630.4 million for the first quarter of 2002. The Direct-To-Home Broadcast segment had positive EBITDA of $211.3 million for the first quarter of 2003 compared with negative EBITDA of $20.9 million for the first quarter of 2002. See the "Summary Data" above and Note 10 to the consolidated financial statements for the definition of EBITDA and a reconciliation of segment EBITDA to consolidated net loss, respectively. The operating profit for the segment was $38.3 million for first quarter of 2003 compared to an operating loss of $164.0 million for the first quarter of 2002.

        United States. Revenues for DIRECTV U.S. grew to $1,708 million of the first quarter of 2003, a 17% increase over first quarter of 2002 revenues of $1,466 million. The increase in revenues resulted primarily from the larger subscriber base in 2003 and an increase in ARPU. As of March 31, 2003, DIRECTV had approximately 11.4 million subscribers compared to about 10.5 million subscribers as of March 31, 2002. Excluding subscribers in the National Rural Telecommunications Cooperative territories, DIRECTV owned and operated subscribers totaled 9.8 million and 8.8 million at March 31, 2003 and 2002, respectively. DIRECTV added 275,000 net new owned and operated subscribers for the first quarter of 2003, compared to 350,000 net new owned and operated subscribers for the first quarter of 2002. Average monthly subscriber churn represents the monthly percentage of DIRECTV owned and operated subscribers whose service is disconnected, and is calculated by dividing the average monthly number of disconnected DIRECTV owned and operated subscribers during the period by average DIRECTV owned and operated subscribers for the period. Average monthly subscriber churn was 1.5% for the first quarter of 2003 compared to 1.6% for the first quarter of 2002. ARPU for DIRECTV U.S. was $59.10 and $56.70 for the quarters ended March 31, 2003 and 2002, respectively. The increased ARPU was due to increased customer purchases of expanded local channel offerings and higher fees resulting from the increased number of subscribers with multiple set-top receivers.

        EBITDA was $234 million for the first quarter of 2003 compared to EBITDA of $40 million for the first quarter of 2002. The operating profit for the first quarter of 2003 was $110 million compared to an operating loss of $45 million for the first quarter of 2002. The increase in EBITDA was primarily attributable to the additional profit resulting from the higher revenues discussed above, lower subscriber acquisition costs due to fewer gross subscriber acquisitions and the $56 million loss recorded for the GECC dispute in 2002, partially offset by higher retention, upgrade and other marketing costs. The change in operating loss was due to the improvement in EBITDA partially offset by a $21 million increase in depreciation expense associated with capital expenditures since March 31, 2002 and a $19 million increase in amortization expense due to the reinstatement of amortization expense related to intangible assets with indefinite lives in accordance with Emerging Issues Task Force ("EITF") Issue No. 02-17, "Recognition of Customer Relationship Assets Acquired in a Business Combination" during the fourth quarter of 2002.

        Latin America. Revenues for DLA decreased 15% to $140 million for the first quarter of 2003 from $165 million for the first quarter of 2002. The change in revenues resulted from the devaluation of the Brazilian and Venezuelan currencies and a smaller subscriber base. Subscribers declined from about 1.64 million as of March 31, 2002 to about 1.53 million as of March 31, 2003. DLA lost approximately 54,000 net subscribers for the first quarter of 2003 compared to 32,000 net new subscriber additions for the first quarter of 2002. The decline in net subscribers for the first quarter of 2003 was primarily due to the economic turmoil following the general strike in Venezuela. ARPU was $30.10 and $33.90 for the quarters ended March 31, 2003 and 2002, respectively. The decrease in ARPU was primarily the result of the devaluation of the Brazilian and Venezuelan currencies against the U.S. dollar. Consistent with DIRECTV U.S., DLA ARPU is now calculated by dividing average monthly revenues in the period by average subscribers during the period.

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        EBITDA was a negative $22 million for the first quarter of 2003 compared to negative EBITDA of $61 million for the first quarter of 2002. The change in EBITDA was primarily due to the $32 million loss related to currency devaluation in 2002 and lower 2003 expenses resulting from cost saving initiatives. These improvements were partially offset by lower gross profit on the lower revenues mentioned above. DLA incurred an operating loss of $71 million in the first quarter of 2003 compared to an operating loss of $119 million in the first quarter of 2002. The decreased operating loss resulted from the improvement in EBITDA as well as a decrease in depreciation expense of $9 million.

Satellite Services Segment

        Revenues for the Satellite Services segment for the first quarter of 2003 decreased $7.3 million to $199.8 million from $207.1 million for the same period in the prior year. This decline was primarily due to a termination fee received in 2002 from one of PanAmSat's video customers.

        EBITDA was $148.6 million for the first quarter of 2003, a 1.7% decrease over the first quarter 2002 EBITDA of $151.1 million. EBITDA margin for the first quarter of 2003 was 74.4% compared to 73.0% for the first quarter of 2002. The higher EBITDA margin was principally due to increased operational efficiencies and lower bad debt expense partially offset by the 2002 termination fee discussed above. The decrease in EBITDA was primarily due to the termination fee received in 2002. Also impacting the change in EBITDA and EBITDA margin were several significant items in the first quarter of 2002, including a $40 million net gain related to the settlement of the PAS-7 insurance claim, net facilities restructuring and severance charges of $13 million and a $19 million charge to operating income for the write-off of receivables due to the conversion of several sales-type leases to operating leases by one of PanAmSat's customers. Operating profit was $76.3 million and operating profit margin was 38.2% for the first quarter of 2003 compared to $57.1 million and 27.6% for the first quarter of 2002. The increase in operating profit and operating profit margin resulted from lower depreciation expense resulting from the Galaxy VIII-i satellite reaching full depreciation in July 2002, partially offset by the decline in EBITDA.

Network Systems Segment

        Revenues for the Network Systems segment for the first quarter of 2003 increased $4.6 million to $247.4 million, compared to $242.8 million for the first quarter of 2002. The increase in revenues resulted from increased sales of DIRECTV receiving equipment, which totaled about 629,000 units for the first quarter of 2003 compared to about 430,000 units for the same period of 2002, and revenues from a larger DIRECWAY subscriber base. These increases were partially offset by decreased sales in the Carrier businesses. As of March 31, 2003, DIRECWAY had approximately 152,000 subscribers in North America compared to 111,000 as of March 31, 2002.

        The Network Systems segment reported negative EBITDA of $22.2 million for the first quarter of 2003, compared to negative EBITDA of $30.5 million for the first quarter of 2002. The Network Systems segment had an operating loss of $39.8 million for the first quarter of 2003, compared to an operating loss of $48.5 million for the first quarter of 2002. The improvement in EBITDA and operating loss resulted from a lower loss in the DIRECWAY business due to improved efficiencies associated with the larger subscriber base, and a $6 million charge related to severance benefits in the first quarter of 2002.

Eliminations and Other

        The elimination of revenues increased to $67.8 million for the first quarter of 2003 from $55.5 million for the first quarter of 2002. The increase was primarily due to increased shipments of DIRECTV receiving equipment from the Network Systems segment to the Direct-To-Home Broadcast segment partially offset by a decrease in transponder leasing revenues from the Satellite Services segment to the Direct-To-Home Broadcast segment.

        Operating profit (loss) from Eliminations and Other decreased to an operating loss of $32.9 million for the first quarter of 2003 from an operating profit of $67.7 million for the first quarter of 2002. The decrease in operating profit resulted primarily from the $95 million net gain recorded in 2002 for the NASA claim.

LIQUIDITY AND CAPITAL RESOURCES

        During the first quarter of 2003, Hughes' cash and cash equivalents balance increased to $2,962.2 million. The increase in cash and cash equivalents resulted primarily from additional net borrowings of $1,897.0 million and cash provided by operations of $294.3 million partially offset by expenditures for satellites and property of $187.5 million,

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debt issuance costs of $61.8 million, cash used in discontinued operations of
$56.0 million and the $46.5 million purchase of short-term investments. Of the $2,962.2 million cash and cash equivalents balance at March 31, 2003, $273.8 million and $619.2 million is generally available only to DIRECTV and PanAmSat, respectively.

        As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) at March 31, 2003 and December 31, 2002 was 2.14 and 1.14, respectively. Working capital increased by $2,468.7 million to $2,922.0 million at March 31, 2003 from working capital of $453.3 million at December 31, 2002. The change was principally due to the repayment of current debt obligations and an increase in cash balances, both of which were funded by the proceeds received from long-term borrowings that resulted from the DIRECTV financing transactions described in more detail below.

        Hughes expects to have cash requirements for its continuing operations for the remainder of 2003 of about $250 million. This cash will be used primarily for capital expenditures for satellites and property, interest expense and investments in affiliated companies, including DLA. The above cash requirements do not include non-operational cash requirements such as the $275 million dividend to GM in connection with the News Corp. transactions, cash required for the shut down of the DIRECTV Broadband business and a potential purchase price adjustment payment to The Boeing Company ("Boeing"). For further discussion of the Boeing purchase price adjustment, see "Commitments and Contingencies" below. Hughes' cash requirements are expected to be funded from a combination of existing cash balances, cash provided from operations and amounts available under credit facilities. The proceeds of the DIRECTV financing transactions described below are expected to provide sufficient liquidity to fund Hughes through cash flow breakeven.

        Common Stock Dividend Policy. Dividends may be paid on the GM Class H common stock only when, as, and if declared by GM's Board of Directors in its sole discretion. The GM Board of Directors has not paid, and does not currently intend to pay in the foreseeable future, cash dividends on its Class H common stock. Similarly, Hughes has not paid dividends on its common stock to GM and does not currently intend to do so in the foreseeable future, with the exception of the dividend to be paid to GM in connection with the News Corp. transactions. Future Hughes earnings, if any, are expected to be retained for the development of the businesses of Hughes.

        Hughes Equity Recapitalization. During April 2003, the Hughes Board of Directors approved the reclassification of the outstanding Hughes Series B convertible preferred stock into Hughes Class B common stock of equivalent value, and a subsequent stock split of Hughes common stock and Hughes Class B common stock through dividends of additional shares. GM, in its capacity as the holder of all outstanding Hughes capital stock, approved the reclassification. Shortly thereafter, GM converted some of its Hughes common stock into an equivalent number of shares of Hughes Class B common stock. As a result of these transactions, Hughes currently has 1,207,518,237 shares of Hughes common stock and 274,373,316 shares of Hughes Class B common stock issued and outstanding, all of which are owned by GM. The terms of the Hughes common stock and Hughes Class B common stock are identical in all respects (with the exception of provisions regarding stock-on-stock dividends) and, at the option of the holder, the Hughes common stock may be converted at any time into Hughes Class B common stock and vice versa. These transactions had no impact on the outstanding number of shares of GM Class H common stock or the Class H dividend base. In connection with the News Corp. transactions, GM Class H common stock will be exchanged for Hughes common stock, and the Hughes Class B common stock will be sold by GM to News Corp. Immediately after the completion of the News Corp. transactions, all of the shares of Hughes Class B common stock held by News Corp. will be converted into Hughes common stock.

        Cash Flow Information. Cash provided by operating activities was $294.3 million for the first quarter of 2003, compared to cash provided by operating activities of $95.5 million for the first quarter of 2002. The increase in operating cash flows was primarily the result of the lower net loss from continuing operations in 2003 and a decrease in working capital during 2003 compared to an increase in working capital during 2002.

        Cash used in investing activities was $241.0 million in the three months ended March 31, 2003, and $172.2 million for the same period in 2002. The increase in cash used in investing activities in the first quarter of 2003 primarily resulted from $173.7 million of reduced proceeds from insurance claims and an increase of $46.5 million related to the purchase of short-term investments, of which $45.7 million represents restricted cash discussed in further detail below, partially offset by reduced expenditures for satellites and property.

        Cash provided by financing activities was $1,836.3 million for the first quarter of 2003, compared to $528.6 million for the first quarter of 2002. Financing activities in 2003 include net borrowings of $1,897.0 million partially offset by debt issuance costs of $61.8 million. Financing activities in 2002 include net borrowings of $740.1 million,

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partially offset by the $134.2 million final payment of the Raytheon settlement, debt issuance costs of $54.6 million and the payment of preferred stock dividends to GM.

        Cash used in discontinued operations was $56.0 million for the first quarter of 2003, compared to $38.2 million for the first quarter of 2002.

        Notes Payable and Credit Facilities. Notes Payable. On February 28, 2003, DIRECTV Holdings LLC ("DIRECTV"), a wholly-owned subsidiary of Hughes, issued $1.4 billion in senior notes due in 2013 in a Rule 144A private placement transaction. The ten-year senior notes are unsecured indebtedness guaranteed by all of DIRECTV's domestic subsidiaries and bear interest at 8.375%. Principal on the notes is payable upon maturity, while interest is payable semi-annually beginning September 15, 2003.

        In February 2002, PanAmSat completed an $800.0 million Rule 144A private placement notes offering, which were exchanged for registered notes in November 2002. These unsecured notes bear interest at an annual rate of 8.5%, payable semi-annually and mature in 2012.

        PanAmSat issued five, seven, ten and thirty-year fixed rate notes totaling $750.0 million in January 1998. The $200.0 million five-year notes were repaid in January 2003. The outstanding principal balances and interest rates for the seven, ten, and thirty-year notes as of March 31, 2003 were $275.0 million at 6.125%, $150.0 million at 6.375% and $125.0 million at 6.875%, respectively. Principal on the notes is payable at maturity, while interest is payable semi-annually. In connection with a new secured bank facility entered into by PanAmSat in February 2002, described below, these notes were ratably secured with the new bank facility by substantially all of PanAmSat's assets, including its satellites.

        Credit Facilities. On March 6, 2003, DIRECTV entered into a $1,675.0 million senior secured credit facility. The senior secured credit facility is comprised of a $375.0 million Term Loan A, of which $175.0 million was outstanding at March 31, 2003, a $1,050.0 million Term Loan B, which was fully drawn as of March 31, 2003, and a $250.0 million revolving credit facility, which was undrawn at March 31, 2003. The senior secured credit facility is secured by substantially all of DIRECTV's assets and guaranteed by all of DIRECTV's domestic subsidiaries. All borrowings under the senior secured credit facility initially bear interest at a rate per annum equal to the London Interbank Offered Rate ("LIBOR") plus 3.50% (4.83% at March 31, 2003). The revolving credit facility and the Term Loan A each have terms of five years and the Term Loan B matures in 2010. Principal payments under the Term Loan A are due in varying amounts from 2004 to 2008. Principal payments under the Term Loan B are due primarily in 2008 to 2010. DIRECTV distributed to Hughes $2.56 billion of net proceeds from the senior secured credit facility and the sale of senior notes, described above. That distribution enabled Hughes to repay the $506.3 million outstanding principal balance plus accrued interest under a prior credit agreement, which was then terminated. The $200 million undrawn portion of the Term Loan A is expected to be drawn by DIRECTV by December 2003, and those proceeds may be distributed to Hughes as well. The revolving portion of the senior secured credit facility is available to DIRECTV to fund working capital and other requirements.

        In February 2002, PanAmSat entered into a bank facility in the amount of $1,250.0 million. The bank facility is comprised of a $250.0 million revolving credit facility, which was undrawn as of March 31, 2003, a $300.0 million Tranche A Term Loan and a $700.0 million Tranche B Term Loan, both of which were fully drawn as of March 31, 2003. This bank facility replaced a previously existing $500.0 million unsecured multi-year revolving credit facility. The new revolving credit facility and the Tranche A Term Loan bear interest at LIBOR plus 3.0%. The Tranche B Term Loan bears interest at LIBOR plus 3.5%. The revolving credit facility and Tranche A Term Loan interest rates may be increased or decreased based upon changes in PanAmSat's total leverage ratio, as defined by the credit agreement. The revolving credit facility and the Tranche A Term Loan terminate in 2007 and the Tranche B Term Loan matures in 2008. Principal payments under the Tranche A Term Loan are due in varying amounts from 2004 to 2007. Principal payments under the Tranche B Term Loan are due primarily at maturity. The facilities are secured ratably by substantially all of PanAmSat's assets, including its satellites. PanAmSat repaid a $1,725.0 million intercompany loan from Hughes in February 2002, using proceeds from the bank facility and notes payable described above, as well as existing cash balances.

        PanAmSat's bank facility requires that PanAmSat obtain the consent of the lenders prior to the consummation of the News Corp. transactions. PanAmSat has initiated the process for obtaining the consent, however, no assurances can be given that the consent will be obtained. Failure to obtain the consent would constitute an event of default under the facility.

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        On October 1, 2001, Hughes entered into a $2.0 billion revolving credit facility with General Motors Acceptance Corporation ("GMAC"). The facility was subsequently amended in March 2003 and November and February 2002. The March 2003 amendment extended the commitment to March 31, 2004. The November 2002 amendment reduced the size of the facility to $1,500.0 million and provided for a commitment through August 31, 2003. The amended facility is comprised of a $1,500.0 million tranche secured by a $1,500.0 million Hughes cash deposit. Borrowings under the facility bear interest at GMAC's cost of funds plus 0.125%. The $1,500.0 million cash deposit earns interest at a rate equivalent to GMAC's cost of funds. Hughes has the legal right of setoff with respect to the $1,500.0 million GMAC cash deposit, and accordingly offsets it against amounts borrowed from GMAC under the $1,500.0 million tranche in the consolidated statement of financial position. The facility was fully drawn as of March 31, 2003.

        Other. $39.8 million in other short-term and long-term debt, related primarily to DLA and HNS' international subsidiaries, was outstanding at March 31, 2003, bearing fixed and floating rates of interest of 4.31% to 16.00%. Principal on these borrowings is due in varying amounts through 2007.

        DIRECTV and PanAmSat are required to maintain certain financial covenants and are also subject to restrictive covenants under their borrowings. These covenants limit DIRECTV's and PanAmSat's ability to, among other things: incur or guarantee additional indebtedness; make restricted payments, including dividends; create or permit to exist certain liens; enter into business combinations and asset sale transactions; make investments; enter into transactions with affiliates; and enter into new businesses. If DIRECTV or PanAmSat fails to comply with their respective covenants, all or a portion of their borrowings could become immediately payable. At March 31, 2003, DIRECTV and PanAmSat were in compliance with all such covenants.

        As of March 31, 2003, restricted cash of $45.7 million was included as part of "Prepaid expenses and other" on the Consolidated Balance Sheets. This cash was deposited to secure certain letters of credit and obligations of Hughes' majority-owned foreign subsidiaries. Restrictions on the cash will be removed as the letters of credit expire and the foreign subsidiaries' obligations are satisfied or terminated.

        Hughes' notes payable and credit facilities mature as follows: $17.9 million in the remainder of 2003; $94.9 million in 2004; $407.7 million in 2005; $138.6 million in 2006; $184.2 million in 2007; and $4,171.5 million thereafter.

        Satellite Fleet. As of March 31, 2003, Hughes had a fleet of 29 satellites, seven owned by DIRECTV and 22 owned and operated by PanAmSat. In April 2003, PanAmSat launched a new satellite, Galaxy XII. Seven additional satellites are currently under construction, including one for DIRECTV, three for PanAmSat and three for the SPACEWAY(R) platform under development by HNS. Capital expenditures related to satellites totaled $113.4 million and $205.3 million for the three months ended March 31, 2003 and 2002, respectively.

COMMITMENTS AND CONTINGENCIES

Litigation

        In connection with the 2000 sale by Hughes of its satellite systems manufacturing businesses to Boeing, the stock purchase agreement provides for potential adjustment to the purchase price based upon the final closing date financial statements of the satellite systems manufacturing businesses. The stock purchase agreement also provides for a dispute resolution process to resolve any disputes that arise in determining the purchase price adjustment. Based upon the final closing date financial statements of the satellite systems manufacturing businesses that were prepared by Hughes, Boeing is owed a purchase price adjustment of $164 million plus interest at a rate of 9.5% from the date of sale, the total amount of which has been provided for in Hughes' consolidated financial statements. However, Boeing has submitted additional proposed adjustments, which are being resolved through the dispute resolution process. As of March 31, 2003, approximately $670 million of proposed adjustments remain unresolved. Hughes is contesting the matter in the arbitration process, which will result in a binding decision unless the matter is otherwise settled. Although Hughes believes it has adequately provided for the disposition of this matter, the impact of its disposition cannot be determined at this time. The final resolution of this matter could result in Hughes making a cash payment to Boeing that would be material to Hughes' consolidated results of operations and financial position.

        Litigation is subject to uncertainties and the outcome of individual litigated matters is not predictable with assurance. In addition to the above items, various legal actions, claims, and proceedings are pending against Hughes arising in the ordinary course of business. Hughes has established loss provisions for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or treble damage claims, or sanctions, that if granted, could require Hughes to pay damages or make other expenditures in amounts that could not be estimated at March 31, 2003. After discussion with counsel representing Hughes in those

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actions, it is the opinion of management that such liability is not expected to have a material adverse effect on Hughes' consolidated results of operations and financial position.

Other Contingencies

        The in-orbit satellites of Hughes and its subsidiaries are subject to the risk of failing prematurely due to, among other things, mechanical failure, collision with objects in space or an inability to maintain proper orbit. Satellites are subject to the risk of launch delay and failure, destruction and damage while on the ground or during launch and failure to become fully operational once launched. Delays in the production or launch of a satellite or the complete or partial loss of a satellite, in-orbit or during launch, could have a material adverse impact on the operation of Hughes' businesses. Hughes has, in the past, experienced technical anomalies on some of its satellites. Service interruptions caused by anomalies, depending on their severity, could result in claims by affected customers for termination of their transponder agreements, cancellation of other service contracts or the loss of other customers.

        Hughes uses in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites and does not compensate for business interruption or loss of future revenues or customers. Hughes relies on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the effects of satellite failure on its ability to provide service. Where insurance costs related to known satellite anomalies are prohibitive, Hughes' insurance policies contain coverage exclusions and Hughes is not insured for certain other satellites. The book value of satellites that were insured with coverage exclusions amounted to $539.5 million and the book value of the satellites that were not insured was $1,022.4 million at March 31, 2003.

        In May 2003, the insurance policies covering nine of PanAmSat's satellites will expire. PanAmSat is currently negotiating renewal policies for these satellites. Upon the expiration of the existing insurance policies, there can be no assurance that PanAmSat will be able to procure new insurance for its satellites. In addition, new satellite insurance may only be available with higher premiums, higher deductibles, shorter coverage periods, higher loss percentages required for constructive total loss claims, additional satellite health-related policy exclusions, or other terms which may make such insurance commercially unreasonable. Accordingly, PanAmSat may elect to discontinue insuring certain satellites. An uninsured failure of one or more of PanAmSat's satellites could have a material adverse effect on Hughes' consolidated results of operations and financial position. In addition, higher premiums on insurance policies will increase costs, thereby reducing operating income by the amount of such increased premiums.

        On February 19, 2003, PanAmSat filed proofs of loss under the insurance policies for Galaxy XI and PAS-1R for constructive total losses based on degradation of the solar panels. Service to existing customers has not been affected, and PanAmSat expects that both of these satellites will continue to serve these customers. The insurance policies for these satellites total approximately $289 million and $345 million, respectively, and both include a salvage provision for PanAmSat to share 10% of future revenues from these satellites with their respective insurers if the proof of loss is accepted. The availability and use of the proceeds from these insurance claims are restricted by the agreements governing PanAmSat's debt obligations. No assurances can be made that the proof of loss with respect to these two satellites will be accepted by the insurers. PanAmSat is working with the satellite manufacturer to determine the long-term implications to the satellites and will continue to assess the operational impact these losses may have. At this time, based upon all information currently available to PanAmSat, as well as planned modifications to the operation of the satellites in order to maximize revenue generation, PanAmSat currently expects to operate these satellites for the duration of their estimated useful lives, although a portion of the transponder capacity on these satellites will not be useable during such time. Hughes currently believes that the net book values of these satellites are fully recoverable and does not expect a material impact on 2003 revenues as a result of the difficulties on these two satellites.

        In the first quarter of 2003, PanAmSat and the manufacturer of the Galaxy VIII-iR satellite terminated the Galaxy VIII-iR satellite construction contract by mutual agreement. As of March 31, 2003, PanAmSat had a receivable due from the satellite manufacturer of $69.5 million. PanAmSat expects to collect this receivable in December 2003. In addition, PanAmSat has agreed with the Galaxy VIII-iR launch vehicle provider to defer the use of the launch to a future satellite.

        Hughes is contingently liable under letters of credit and bonds in the aggregate amount of $60.7 million which were undrawn at March 31, 2003, and DLA LLC has guaranteed $3.0 million of bank debt related to non-consolidated LOC's, which is due in varying amounts through 2005. Additionally, DLA LLC may be required to repurchase Grupo Clarin S.A.'s ("Clarin") 3.98% interest in DLA LLC for $195 million in November 2003. In the first quarter of 2003,

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Clarin notified DLA LLC that it believes that DLA LLC's decision to initiate discussions to address DLA LLC's financial and operational challenges has caused DLA LLC to be responsible immediately to purchase Clarin's equity interest in DLA LLC. DLA LLC has filed a motion to reject its obligation under this contract as part of its reorganization proceedings. See "DLA LLC Reorganization" below for further discussion.

        The Hughes Board of Directors has approved several benefit plans designed to provide benefits for the retention of about 217 key employees and also provide benefits in the event of employee lay-offs. Generally, these benefits are only available if a qualified change-in-control of Hughes occurs. Upon a change-in-control, the retention benefits will be accrued and expensed when earned and the severance benefits will be accrued and expensed if an employee is identified for termination. A total of up to about $107 million for retention benefits will be paid, with approximately 50% paid at the time of a change-in-control and 50% paid up to 12 months following the date of a change-in-control. The amount of severance benefits to be paid will be based upon decisions that will be made relating to employee layoffs, if any, following the date of a change-in-control. In addition, as of March 31, 2003, approximately 21.2 million employee stock options to purchase shares of GM Class H common stock will vest upon a qualifying change-in-control and up to an additional 8.4 million employee stock options could vest if employees are laid off within one year of a change-in-control. The successful completion of the News Corp. transactions would be considered a change-in-control for purposes of these benefits.

Commitments

        At March 31, 2003, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $589.7 million, payable as follows: $214.2 million in the remainder of 2003, $156.4 million in 2004, $98.5 million in 2005, $49.3 million in 2006, $34.3 million in 2007, and $37.0 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options.

        Hughes has minimum commitments under noncancelable satellite construction and launch contracts, programming agreements, manufacturer subsidies agreements, and telemetry, tracking and control services agreements. As of March 31, 2003, minimum payments over the terms of applicable contracts are anticipated to be approximately $3,348.3 million, payable as follows: $603.2 million in the remainder of 2003, $556.3 million in 2004, $442.7 million in 2005, $626.5 million in 2006, $727.4 million in 2007, and $392.2 million thereafter. The Bankruptcy Court has granted DLA LLC's motion to reject certain contracts for programming commitments with remaining obligations of $767.8 million at March 31, 2003, included above. See "DLA LLC Reorganization" below for additional information.

DLA LLC REORGANIZATION

        On March 18, 2003, DLA LLC filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in Bankruptcy Court. The filing does not include any of DLA LLC's operating companies in Latin America and the Caribbean, which will continue regular operations. DLA LLC continues to manage its business as a debtor-in-possession ("DIP"). As a DIP, management is authorized to operate the business, but may not engage in transactions outside the ordinary course of business without Bankruptcy Court approval. Subsequent to the filing of its Chapter 11 petition, DLA LLC obtained Bankruptcy Court orders that, among other things, authorized DLA LLC to pay certain pre-petition obligations related to employee wages and benefits and to take certain actions where such payments or actions will benefit its estate or preserve the going concern value of the business enterprise, thereby enhancing the prospects of reorganization.

        Under bankruptcy law, actions by creditors to collect pre-petition indebtedness owed by DLA LLC at the filing date are stayed and other pre-petition contractual obligations may not be enforced against DLA LLC. In addition, DLA LLC has the right, subject to Bankruptcy Court approval and other conditions, to assume or reject any pre-petition executory contracts and unexpired leases. Parties to rejected executory contracts may file claims with the Bankruptcy Court. As of March 31, 2003, the Bankruptcy Court has approved DLA LLC's rejection of certain programming contracts with estimated remaining minimum payments totaling $767.8 million at the time of rejection. DLA LLC no longer broadcasts the programming related to rejected contracts.

        Hughes has agreed to provide a senior secured DIP financing facility in an amount of up to $300 million to supplement DLA LLC's existing cash flow and help ensure that vendors, programmers, employees and other parties receive payment for services provided after the filing of DLA LLC's Chapter 11 petition. Pursuant to interim orders, DLA LLC may borrow up to $35 million, subject to the terms of the loan documents. Assuming the final approval of the DIP financing, an additional $265 million of the DIP financing would become available to DLA LLC, subject to the terms of the loan documents.

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        Due to material uncertainties, it is not possible to predict the length of time DLA LLC will operate under Chapter 11 protection, the outcome of the proceedings in general, whether DLA LLC will continue to operate under its current organizational structure, or the effect of the proceedings on DLA LLC's business and the Chapter 11 recovery by creditors and equity holders of DLA LLC.

        Hughes' Consolidated Balance Sheets as of March 31, 2003 include liabilities subject to compromise of DLA LLC of approximately $156.5 million. Additional liabilities subject to compromise may arise subsequent to the filing date of the Chapter 11 petition resulting from, among other things, rejection of executory contracts, including certain programming contracts, and allowance by the Bankruptcy Court of contingent claims and other disputed amounts. On April 17, 2003, DLA LLC filed with the Bankruptcy Court schedules setting forth DLA LLC's assets and liabilities as of the date of the petition as reflected in DLA LLC's records. The amounts of claims filed by DLA LLC's creditors could differ significantly from the scheduled amounts.

        Reorganization expense shown in Hughes' consolidated statements of operations includes the costs incurred to file the bankruptcy petition, ongoing related legal and consulting costs, and other charges related to the reorganization. As DLA LLC estimates allowed claims for amounts not previously recognized as liabilities subject to compromise, DLA LLC expects to record the accrual of such amounts as reorganization expense in accordance with SFAS No. 5, "Accounting for Contingencies." Such expense could be material in amount. Because of the inherent uncertainty of the bankruptcy process, the timing of the recording of such claims cannot be determined. Adjustments of liabilities to their reorganization values, as determined by the Bankruptcy Court, will also be reflected in reorganization expense. Hughes expects to retain control of DLA LLC upon emergence from Chapter 11 and therefore expects to continue to consolidate DLA LLC.

DISCONTINUED OPERATIONS

        On February 28, 2003, DIRECTV Broadband completed the transition of its customers to alternative service providers and shut down its high-speed Internet service business. In the fourth quarter of 2002, Hughes recorded a charge of $92.8 million related to accruals for employee severance benefits, contract termination payments and the write-off of customer premise equipment. Included in the $92.8 million charge were accruals for employee severance benefits of $21.3 million and contract termination payments of $18.6 million. During the first quarter of 2003, there were payments and adjustments of $11.5 million and $13.8 million related to employee severance benefits and contract termination payments, respectively. As of March 31, 2003, $9.8 million related to accruals for employee severance benefits and $4.8 million related to contract termination payments were remaining.

USE OF ESTIMATES IN THE PREPARATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments and assumptions that affect amounts reported therein. Management bases its estimates, judgments and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates. The following represent what Hughes believes are the critical accounting policies that may involve a higher degree of estimation, judgment and complexity. For a summary of all of Hughes' accounting policies, including those discussed below, see Note 2 to the Consolidated Financial Statements included in Hughes' Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 11, 2003.

        Valuation of Long-Lived Assets. Hughes evaluates the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the estimated cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

        Valuation of Goodwill and Intangible Assets with Indefinite Lives. Hughes evaluates the carrying value of goodwill and intangible assets with indefinite lives on an annual basis, and when events and circumstances warrant such a review in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," which is described in

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"Accounting Changes," below. Hughes uses estimates of fair value to determine the amount of impairment, if any, of recorded goodwill and intangible assets with indefinite lives. Fair value is determined primarily using the estimated future cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved. Changes in estimates of discounted cash flows could result in a write-down of the asset in a future period.

        Financial Instruments and Investments. Hughes maintains investments in equity securities of unaffiliated companies. Hughes continually reviews its investments to determine whether a decline in fair value below the cost basis is "other-than-temporary." Hughes considers, among other factors: the magnitude and duration of the decline; the financial health and business outlook of the investee, including industry and sector performance, changes in technology, and operational and financing cash flow factors; and Hughes' intent and ability to hold the investment. If the decline in fair value is judged to be other-than-temporary, the cost basis of the security is written-down to fair value and the amount is recognized in the consolidated statements of operations as part of "Other, net." Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover an investment's carrying value, thereby possibly requiring a charge in a future period.

        Reserves for Doubtful Accounts. Management estimates the amount of required reserves for the potential non-collectibility of accounts receivable based upon past experience of collection and consideration of other relevant factors. However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections.

        Contingent Matters. A significant amount of management estimate is required in determining when, or if, an accrual should be recorded for a contingent matter and the amount of such accrual, if any. Estimates are developed in consultation with outside counsel and are based on an analysis of potential outcomes. Due to the uncertainty of determining the likelihood of a future event occurring and the potential financial statement impact of such an event, it is possible that upon further development or resolution of a contingent matter, a charge could be recorded in a future period that would be material to Hughes' consolidated results of operations and financial position.

ACCOUNTING CHANGES

Stock-Based Compensation

        Beginning in the first quarter of 2003, Hughes adopted the fair value based method of accounting for stock-based employee compensation of SFAS No. 123, "Accounting for Stock-Based Compensation" and the disclosure requirements of SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of SFAS No. 123." Hughes elected to follow the prospective method of adoption, which will result in the recognition of fair value based compensation cost in the consolidated statements of operations for stock options and other stock-based awards granted to employees on or after January 1, 2003. Stock options and other stock-based awards granted prior to January 1, 2003 continue to be accounted for under the intrinsic value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" in the consolidated statements of operations.

Variable Interest Entities

        On February 1, 2003, Hughes adopted Financial Accounting Standards Board ("FASB") Interpretation No. 46, "Consolidation of Variable Interest Entities--an interpretation of ARB No. 51" ("FIN 46"). FIN 46 requires the consolidation of a variable interest entity ("VIE") where an equity investor achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receive the majority of residual returns of the VIE. An entity is deemed a VIE, if by intention, the equity investment at risk by the investor is insufficient to permit the VIE to finance its activities without additional subordinated financial support, and under certain other circumstances. The determination as to whether an investment is an investment in a VIE is based on the circumstances on the date of investment or when certain events occur that would indicate a potential change in a previous determination.

        For investments in VIEs made before February 1, 2003, Hughes will follow the provisions of FIN 46, as required, beginning on July 1, 2003. The application of this standard on July 1, 2003 could result in the consolidation of certain affiliates which were previously accounted for under the equity method of accounting. Hughes has identified the partially-owned LOC's providing DIRECTV programming services in Venezuela and Puerto Rico, of which Hughes owns 19.5% and 40.0%, respectively, as potential VIEs. Hughes currently accounts for these investments under the equity method of accounting and reflects approximately 75.0% of their net income or loss in Hughes' consolidated statements of operations due to the accumulation of net losses in excess of the other investors' investments. If

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consolidation of these LOC's occur as described above, such application of FIN
46 would be reflected as a cumulative effect of accounting change in the consolidated statements of operations. Hughes has not yet determined the impact this standard will have on its consolidated results of operations or financial position, if any.

Accounting for Costs Associated with Exit or Disposal Activities

        Hughes adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," on January 1, 2003. SFAS No. 146 generally requires the recognition of costs associated with exit or disposal activities when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 replaces previous accounting guidance provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The adoption of this standard did not have a significant impact on Hughes' consolidated results of operations or financial position.

Goodwill and Other Intangible Assets

        Hughes adopted SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. SFAS No. 142 required that Hughes perform step one of a two-part transitional impairment test to compare the fair value of each reportable unit with its respective carrying value, including goodwill. If the carrying value exceeded the fair value, step two of the transitional impairment test was required to measure the amount of the impairment loss, if any. SFAS No. 142 also required that intangible assets be reviewed as of the date of adoption to determine if they continue to qualify as intangible assets under the criteria established under SFAS No. 141, "Business Combinations," and to the extent previously recorded intangible assets do not meet the criteria that they be reclassified to goodwill.

        In the first quarter of 2002, Hughes completed the required transitional impairment test for intangible assets with indefinite lives, which consisted of Federal Communications Commission licenses for direct-to-home broadcasting frequencies ("Orbital Slots"), and determined that no impairment existed because the fair value of these assets exceeded the carrying value as of January 1, 2002.

        In the second quarter of 2002, with the assistance of an independent valuation firm, Hughes completed step one of the transitional impairment test to determine whether a potential impairment existed for goodwill recorded at January 1, 2002. Primarily based on the present value of expected future cash flows, it was determined that the carrying values of DLA and DIRECTV Broadband exceeded their fair values, therefore requiring step two of the impairment test be performed.

        Hughes completed step two of the impairment test for DLA and DIRECTV Broadband in the fourth quarter of 2002 as required by SFAS No. 142. Step two of the transitional test required the comparison of the fair value of the reporting unit goodwill with the carrying value of that goodwill. As a result of completing step two, Hughes determined that the carrying value of reporting unit goodwill exceeded the fair value of that goodwill and that $631.8 million and $107.9 million representing all of the goodwill recorded at DLA and DIRECTV Broadband, respectively, was impaired. Hughes also recorded a $16.0 million charge representing its share of the goodwill impairment of an equity method investee. Therefore, Hughes recorded a cumulative effect of accounting change, net of taxes, of $681.3 million ($755.7 million pre-tax) as of January 1, 2002 in the Consolidated Statements of Operations and Available Separate Consolidated Net Income (Loss).

Other

        Hughes adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections," on January 1, 2003. SFAS No. 145 eliminates the requirement to present gains and losses on the early extinguishment of debt as an extraordinary item, and resolves accounting inconsistencies for certain lease modifications. The adoption of this standard had no impact on Hughes' consolidated results of operations or financial position.

NEW ACCOUNTING STANDARD

        In November 2002, the EITF reached a consensus on Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis,

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with the change, if any, reported as a cumulative effect of accounting change in the consolidated statements of operations. Hughes has not yet determined the impact this EITF issue will have on its consolidated results of operations or financial position, if any.

SECURITY RATINGS

        Debt ratings by the various rating agencies reflect each agency's opinion of the ability of issuers to repay debt obligations as they come due. Ratings below Baa3 and BBB- denote sub-investment grade status for Moody's and S&P, respectively. Ratings in the Ba/BB range generally indicate moderate protection of interest and principal payments, potentially outweighed by exposure to uncertainties or adverse conditions. Ratings in the B range generally indicate that the obligor currently has financial capacity to meet its financial commitments but there is limited assurance over any long period of time that interest and principal payments will be made or that other terms will be maintained. In general, lower ratings result in higher borrowing costs. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

Hughes

        On February 28, 2003, Moody's Investor Services ("Moody's") withdrew Hughes' Ba3 senior secured credit rating after Hughes' prior credit agreement was repaid and terminated on that date. At that time, Moody's affirmed Hughes' Ba3 senior implied rating. The rating outlook remained stable for Hughes.

        On April 9, 2003, Standard & Poor's Ratings Services ("S&P") affirmed its long-term corporate credit rating on Hughes of B+. At the same time, S&P revised its Credit Watch implications on Hughes from developing to positive. The rating action stemmed from the announcement of the News Corp. transactions.

DIRECTV

        On April 9, 2003, Moody's affirmed its stable outlook and Ba3 senior implied rating of DIRECTV. The ratings action followed the announcement of the News Corp. transactions. The affirmation is based upon Moody's expectation that the acquisition will not have a material impact on the credit metrics. On February 19, 2003, Moody's assigned to DIRECTV a Ba2 senior secured rating with respect to its senior secured credit facilities and a B1 senior unsecured rating on the $1.4 billion of senior unsecured notes. Moody's has also assigned a Ba3 senior implied and a B2 issuer rating to DIRECTV. Moody's assigned a stable outlook to DIRECTV's ratings. The rating outlook presumed diminishing capital and investment requirements, combined with operating profit improvement to generate eventual free cash flow, and therefore the ratings were considered to be moderately prospective.

        On February 12, 2003, S&P assigned a BB- rating on the senior secured credit facilities and a B rating on the $1.4 billion of senior unsecured notes. The ratings were placed on Credit Watch with positive implications, based on S&P's assessment of the likelihood that Hughes or DIRECTV could be acquired by an entity with higher credit quality than Hughes.

PanAmSat

        On April 9, 2003, Moody's affirmed its stable outlook and Ba3 senior implied rating of PanAmSat. The ratings action followed the announcement of the News Corp. transactions.

        On April 9, 2003, S&P affirmed its credit ratings for PanAmSat of B+ for long-term corporate credit rating, BB- for senior secured debt, and B- for senior unsecured debt. At the same time, S&P revised its Credit Watch implications on PanAmSat from developing to positive. The rating action stemmed from the announcement of the News Corp. transactions.

MARKET RISK DISCLOSURE

        The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, the forward-looking statements should not be considered projections by Hughes of future events or losses.

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Interest Rate Risk

        Hughes is subject to fluctuating interest rates, which may adversely impact its consolidated results of operations and cash flows. Hughes had outstanding debt of $5.0 billion at March 31, 2003 which consisted of PanAmSat's fixed rate borrowings of $1,350 million and variable rate borrowings of $1,000 million, DIRECTV's fixed rate borrowings of $1,400 million and variable rate borrowings of $1,225 million, and various other floating and fixed rate borrowings, bearing interest at rates ranging from 4.3% to 16.0%. As of March 31, 2003, the hypothetical impact of a one percentage point increase in interest rates related to Hughes' outstanding variable rate debt would be to increase annual interest expense by approximately $22 million.

                                      * * *

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                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         GENERAL MOTORS CORPORATION
                                         (Registrant)

Date: June 20, 2003                 By:   /s/ PETER R. BIBLE
                                         ----------------------------
                                         Name:  Peter R. Bible
                                         Title: Chief Accounting Officer

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